Exhibit (a)(1)(A)
Offer to Exchange
by
BIOCERES CROP SOLUTIONS CORP.
Any and All of its Warrants to Purchase Ordinary Shares
For 0.12 Ordinary Shares or $0.45 Per Warrant

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY
TIME, ON AUGUST 24, 2020, OR SUCH LATER TIME AND DATE TO WHICH THE
OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED,
THE “EXPIRATION DATE”).

Bioceres Crop Solutions Corp. (the “Company”, “we”, “us” or “our”), an exempted company incorporated under the laws of the Cayman Islands, hereby offers to exchange any and all of its outstanding warrants (the “Warrants”), each to purchase one of the Company’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), for either 0.12 Ordinary Shares (the “Exchange Shares”) or $0.45 in cash per Warrant, without interest (the “Cash Consideration”, and together with the Exchange Shares, the “Exchange Consideration”), at the election of the holder and upon the terms and subject to certain conditions described in this Offer to Exchange (the “Offer to Exchange”) and in the related Letter of Election and Transmittal (“Letter of Election and Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We have entered into a Tender and Lock-Up Agreement with Bioceres LLC, our controlling shareholder, dated as of July 27, 2020 (the “Tender and Lock-Up Agreement”), pursuant to which Bioceres LLC has committed to participate in the Offer and, assuming consummation of the Offer without wavier of the Minimum Condition (as defined below), to tender all of the 7,500,000 Warrants it holds in exchange for Exchange Shares and to not sell or transfer such Exchange Shares it receives for a period of not less than 12 months following consummation of the Offer. See Exhibit (a)(1)(C) to the Schedule TO for the relevant terms and conditions of the agreement between the Company and Bioceres LLC.
The purpose of the Offer and the Redemption (as hereinafter defined) is to reduce the number of Warrants outstanding, and shortly thereafter eliminate our Warrants altogether, in order to provide greater clarity to investors and potential investors regarding the number of Ordinary Shares that are, and that may become, outstanding. Following the consummation of the Offer, the Company intends to amend the terms of (a) the Warrant Agreement governing the Public Warrants and the Private Warrants, dated February 27, 2018, by and between Union Acquisition Corp. (“Union”) (which subsequently changed its name to Bioceres Crop Solutions Corp.) and Continental Stock Transfer & Trust Company, and (b) the Side Letter to such Warrant Agreement, dated December 19, 2018, by and among Union and the holders of the Private Warrants (together, the “Warrant Agreement”), to allow the Company to redeem all Warrants not validly tendered or exchanged pursuant to the Offer at its option at any time for $0.405 in cash per Warrant (the “Warrant Amendment”). See Exhibit (a)(1)(B) to the Schedule TO for the amended text of the affected provisions of the Warrant Agreement reflecting the Warrant Amendment. Promptly following the effectiveness of the Warrant Amendment, we intend to redeem all outstanding Warrants not validly tendered or exchanged pursuant to the Offer (the “Redemption”). In addition, we intend to apply to the NYSE American (the “NYSE”) to delist the Public Warrants and we do not intend to apply for listing of any Warrants on any other national securities exchange. To the extent permitted by law, we intend to deregister the Public Warrants under the Exchange Act. See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects.”

Only Warrants validly tendered prior to the Expiration Date and not properly withdrawn prior to the Expiration Date will be exchanged pursuant to the Offer. Any Warrants tendered and not exchanged pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date (as hereinafter defined). See “The Offer — Section 2. Procedures for Tendering Warrants.”
One of the conditions to consummation of the Offer (which condition may be waived by the Company, in its sole discretion) is that at least 12,100,001 of the outstanding Warrants are tendered in the Offer (including the 7,500,000 Warrants held by Bioceres LLC that it will tender in the Offer pursuant to the Tender and Lock-Up Agreement), such that the Company will hold no less than a majority of all of the outstanding Warrants upon completion of the Offer (the “Minimum Condition”). The Offer is subject to other conditions as well. See “The Offer — Section 5. Conditions to the Offer.”
The Public Warrants are listed and traded on the NYSE under the symbol “BIOX-WS.” Our Ordinary Shares are listed and traded on the NYSE under the symbol “BIOX.” As of July 24, 2020, the last full trading day before we commenced the Offer, the closing price of our Ordinary Shares reported on the NYSE was $5.625 per share and the last reported sales price of the Public Warrants reported on the NYSE was $0.14 per Warrant. Warrant holders are urged to obtain current market quotations for our Ordinary Shares and the Warrants before deciding whether to tender their Warrants pursuant to the Offer. See “The Offer — Section 6. Price Range of Ordinary Shares and Warrants; Dividends.”
The Company’s board of directors has authorized us to make the Offer and has determined that the Offer is fair to the Company and the Company’s Warrant holders (other than Bioceres LLC). However, none of the Company, the Company’s board of directors, Oberon Securities, LLC (“Oberon”), Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), or Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Exchange and in the related Letter of Election and Transmittal, including the purposes and effects of the Offer. See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects.” You should discuss whether to tender your Warrants, and if you do tender, whether to elect the Exchange Shares or the Cash Consideration, with your own broker or other financial or tax advisor, if any.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved this transaction, or passed upon the merits or fairness of the transaction or the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.
The Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 3(a)(9) of the Securities Act. The Company has not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the Offer. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. In addition, none of the Depositary, Oberon, the Information Agent, or any broker, dealer, salesperson, agent or any other person has been engaged or is authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. If given or made, such information or representations may not be relied upon as having been authorized by us. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.
This Offer to Exchange is submitted to holders of Warrants for informational use solely in connection with their consideration of the Offer. Its use for any other purpose is not authorized. The Offer to Exchange may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder to whom it is submitted.

Questions and requests for assistance regarding the Offer may be directed to the Information Agent, toll-free at (877) 456-3402. Warrants holders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Requests for additional copies of the Offer to Exchange or the Letter of Election and Transmittal may be directed to the Information Agent.

i

IMPORTANT
If you desire to tender all or any portion of your Warrants, you must do one of the following before the Expiration Date:
•
If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•
If you hold Warrants registered in your own name, you must complete and sign a Letter of Election and Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Election and Transmittal, to the Depositary at the address shown on the back cover of this Offer to Exchange. Do not send such materials to the Company or the Information Agent; or

•
If you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer — Section 2. Procedures for Tendering Warrants.”

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
We are not making the Offer to, and will not accept any tendered Warrants from, any Warrant holder in any U.S. state or other jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to Warrant holders in any U.S. state or other jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Exchange or in the related Letter of Election and Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by the Company, the Company’s board of directors, Oberon, the Information Agent, or the Depositary for the Offer. Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Exchange is correct as of any time after the date of this Offer to Exchange or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference. See “Summary Term Sheet and Questions and Answers.”
We are relying on Section 3(a)(9) of the Securities Act to exempt the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the Offer from the registration and qualification requirements of state securities laws.
To tender your Warrants, you must carefully follow the procedures described in this Offer to Exchange, the Letter of Election and Transmittal and the other documents discussed herein related to the Offer.
No fractional Exchange Shares will be issued in the Offer. For any holders electing to receive Exchange Shares, Warrants may only be exchanged for whole Exchange Shares. In lieu of issuing fractional Exchange Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Exchange Shares to which such holder is entitled, after aggregating all fractions, down to the next whole number of Exchange Shares. We will pay a cash adjustment for all fractional Exchange Shares based upon the closing price of the Ordinary Shares on the business day preceding the settlement.

Warrants not exchanged for Exchange Shares will expire in accordance with their terms on March 14, 2024, at 5:00 P.M., New York City time and otherwise remain subject to their original terms, as modified by the Warrant Amendment if implemented, which will allow the Company to redeem all outstanding Warrants at its discretion.
Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer. As of July 27, 2020, there were 24,200,000 Warrants outstanding.
It is the Company’s current intention not to conduct another offer to exchange Warrants for shares. However, the Company reserves the right to do so in the future, as well as to exercise its ability to redeem the Warrants if and when it is permitted to do so pursuant to the terms of the Warrants.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Exchange and the related Letter of Election and Transmittal that constitute the Offer. We have included references to the sections of this Offer to Exchange where you will find a more complete description of the topics addressed in this Summary Term Sheet and Questions and Answers.
Party Making the Offer
Bioceres Crop Solutions Corp., an exempted company incorporated under the laws of the Cayman Islands. Our principal executive office is Ocampo 210 bis, Predio CCT, Rosario, Province of Santa Fe, Argentina. Our telephone number is +54 341 486-1100.
Securities Subject of the Offer
Any and all of the 24,200,000 outstanding Warrants to purchase Ordinary Shares of the Company.
Consideration Offered Per Warrant
0.12 Ordinary Shares (the “Exchange Shares”) or $0.45 in cash, without interest per Warrant (the “Cash Consideration,” and together with the Exchange Shares, the “Exchange Consideration”), as selected by each Warrant holder.
Market Price of the Ordinary
Shares and the Public
Warrants
Our Ordinary Shares and Public Warrants have been trading on the NYSE since March 15, 2019 under the symbols “BIOX” and “BIOX-WS,” respectively. On July 24, 2020, the last reported sales prices of the Ordinary Shares and the Public Warrants were $5.625 and $0.14, respectively.
The Exchange Shares
As of July 27, 2020, the Company had 36,089,087 Ordinary Shares issued and outstanding. Assuming that all of our outstanding 24,200,000 Warrants are validly tendered and accepted for exchange, the Exchange Shares issued in exchange for such Warrants pursuant to the Offer would represent approximately 7.44% of our outstanding Ordinary Shares as of July 24, 2020.
Fractional Exchange Shares
No fractional Exchange Shares will be issued in the Offer. For any holders electing to receive Exchange Shares, Warrants may only be exchanged for whole Exchange Shares. In lieu of issuing fractional Exchange Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Exchange Shares to which such holder is entitled, after aggregating all fractions, down to the next whole number of Exchange Shares. We will pay a cash adjustment for all fractional Exchange Shares based upon the closing price of the Ordinary Shares on the business day preceding the settlement.
Reasons for the Offer
The Offer is being made to all holders of Warrants and a holder may tender as few or as many Warrants as the holder elects. The purpose of the Offer and the Redemption is to reduce the number of Warrants outstanding, and shortly thereafter eliminate our Warrants altogether, in order to provide greater clarity to investors and potential investors regarding the number of Ordinary Shares that are, and that may become, outstanding. See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects.”
Consequences of Not Tendering Warrants in the Offer
Warrant holders who choose not to tender pursuant to the Offer will retain their Warrants on the same terms and conditions that currently apply, except if the Offer is consummated without wavier of the Minimum Condition. If the Offer is consummated without waiver of the Minimum Condition, which would allow us to implement the Warrant Amendment, we will promptly do so, which will allow the Company to redeem all Warrants not validly tendered or exchange pursuant to the Offer at the Company’s option at any time for $0.405 in cash per Warrant. Even if you do not tender your Warrants in the Offer, if the Offer is consummated you will be subject to and bound by the Warrant Amendment. See Exhibit (a)(1)(B) to the Schedule TO for the amended text of the affected provisions of the Warrant Agreement reflecting the Warrant Amendment. By tendering your Warrants in the Offer, you will be able to elect whether you wish to receive the Cash Consideration or Exchange Shares. If your Warrants are subject to the Redemption, you will receive the Redemption Price, not the Exchange Consideration, which is lower than the Exchange Consideration.
Promptly following the effectiveness of the Warrant Amendment, we intend to redeem all outstanding Warrants not validly tendered or exchanged pursuant to the Offer. In addition, we intend to apply to the NYSE to delist the Public Warrants and we do not intend to apply for listing of any Warrants on any other national securities exchange. To the extent permitted by law, we intend to deregister the outstanding Public Warrants under the Exchange Act. See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects.”
Conditions to the Offer
The Offer is subject to the condition that at least 12,100,001 of the outstanding Warrants are tendered in the Offer (including the 7,500,000 Warrants held by Bioceres LLC that it will tender in the Offer), such that the Company will hold no less than a majority of all of the outstanding Warrants upon completion of the Offer. The Offer is subject to other conditions as well. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to applicable law. See “The Offer — Section 5. Conditions to the Offer.”
Scheduled Expiration of Offer
11:59 P.M., New York City time, on August 24, 2020, unless the Offer is otherwise extended or terminated (the “Expiration Date”). See “The Offer — Section 12. Extension of the Offer; Termination; Amendment.”
Withdrawal Rights
If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date as described in greater detail in Section 3 herein. See “The Offer — Section 3. Withdrawal Rights.”
Board of Directors’ Recommendation
Our board of directors has unanimously approved the Offer. However, none of the Company, the Company’s board of directors, Oberon, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender some or all of your Warrants. See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects.”
Interest of Bioceres LLC and Bioceres S.A. with Respect to the Offer
Bioceres LLC is a Delaware limited liability company with its business address located at 1209 Orange Street, Wilmington, New

Castle County, Delaware 19801-1120. Bioceres S.A. is a company organized under the laws of Argentina with its business address located at Ocampo 210 bis, Predio CCT, Rosario, Province of Santa Fe, Argentina. As of July 24, 2020, Bioceres LLC owned (and Bioceres S.A. beneficially owned) 20,684,540 Ordinary Shares, and controlled the power to vote or direct the vote of an additional 3,061,181 Ordinary Shares, which beneficial ownership of 23,745,721 shares constitutes approximately 65.79% of the Company’s issued and outstanding Ordinary Shares (based on 36,089,087 Ordinary Shares issued and outstanding as of July 24, 2020). Pursuant to the Tender and Lock-Up Agreement, Bioceres LLC has agreed to tender its Warrants pursuant to the Offer and, assuming the Offer is successfully consummated without waiver of the Minimum Condition, receive its proportionate amount of Exchange Shares for its validly tendered Warrants and not sell or transfer such Exchange Shares it receives for a period of not less than 12 months following consummation of the Offer. Upon the successful completion of the Offer and assuming the Minimum Condition has not been waived, the Company will implement the Warrant Amendment and redeem all remaining Warrants not validly tendered.
Interests of Union Affiliates with Respect to the Offer
Union Acquisition Associates, LLC and Union Group International Holdings Limited, affiliates of Union (our predecessor), have entered into a Tender Agreement, dated as of July 27, 2020, among the Company, Union Acquisition Associates, LLC and Union Group International Holdings Limited (the “Union Tender Agreement”), pursuant to which Union Acquisition Associates, LLC and Union Group International Holdings Limited have agreed to tender the 4,190,000 Warrants that they collectively own, constituting approximately 17.3% of the outstanding Warrants, pursuant to the Offer and, assuming the Offer is successfully consummated, receive their proportionate amount of Exchange Shares for their validly tendered Warrants. See Exhibit (a)(1)(D) to the Schedule TO for the relevant terms and conditions of the agreement between the Company, Union Acquisition Associates, LLC and Union Group International Holdings Limited. See “The Offer — Section 8. Participation in the Offer.”
How to Tender Warrants
To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is toll-free at (877) 456-3402. See “The Offer — Section 2. Procedures for Tendering Warrants.”
Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer to Exchange, Letter of Election and Transmittal or other materials, in writing, to the Information Agent: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022. Warrant holders may call toll-free at (877) 456-3402. Banks and brokers may call collect at (212) 750-5833. See “Where You Can Find More Information.”
For further information regarding the Offer, see “— The Offer.”

THE OFFER
Risks of Participating in the Offer
Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in “Risk Factors” below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer to Exchange in its entirety.
General Terms
Who is offering to exchange the Warrants?
The issuer of the Warrants, Bioceres Crop Solutions Corp., is making an offer to exchange any and all of our outstanding Warrants for the Exchange Shares or the Cash Consideration, as selected by each Warrant holder.
How many Warrants is the Company offering to exchange?
We are offering to exchange, for the Exchange Shares or the Cash Consideration, as applicable, any and all of our outstanding Warrants properly tendered in the Offer and not properly withdrawn prior to the Expiration Date.
What will be the consideration for the Warrants and what will be the form of payment?
The consideration for the Offer is either 0.12 Exchange Shares or $0.45 in cash, without interest, per Warrant, at the election of the holder. All Warrants that we exchange in the Offer will be exchanged for the Exchange Shares or the Cash Consideration. Warrant holders who validly tender (and do not properly withdraw) their Warrants in the Offer and do not make an election will be deemed to have elected to receive the Cash Consideration. If you properly tender, and do not properly withdraw, your Warrants in the Offer, we will issue the Exchange Shares or the Cash Consideration, as applicable, promptly after the Expiration Date. No fractional Exchange Shares will be issued. For any holders electing to receive Exchange Shares, Warrants may only be exchanged for whole Exchange Shares. In lieu of issuing fractional Exchange Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Exchange Shares to which such holder is entitled, after aggregating all fractions, down to the next whole number of Exchange Shares. We will pay a cash adjustment for all fractional Exchange Shares based upon the closing price of the Ordinary Shares on the business day preceding the settlement. Under no circumstances will we pay interest as part of the Exchange Shares or the Cash Consideration, as applicable, including but not limited to, by reason of any delay in making payment. See “The Offer — Section 1. Number of Warrants; Exchange Consideration” and “The Offer — Section 4. Exchange of Warrants and Payment of Exchange Consideration.”
The Exchange Shares to be exchanged for the Warrants have not been registered with the SEC. As described elsewhere in this Offer to Exchange, the issuance of the Exchange Shares upon exchange of the Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporate Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the Exchange Shares from the registration and qualification requirements of state securities laws. The Exchange Shares that you receive in the Offer will be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. In addition, the Exchange Shares received by Bioceres LLC will be subject to contractual restrictions on transfer pursuant to the Tender and Lock-Up Agreement. See Exhibit (a)(1)(C) to the Schedule TO for the relevant terms and conditions of the Tender and Lock-Up Agreement between the Company and Bioceres LLC.

How long do I have to tender my Warrants?
You may tender your Warrants pursuant to the Offer until the Expiration Date. The Offer will expire at 11:59 P.M., New York City time, on August 24, 2020, or such later time and date to which we may extend the Offer. See “The Offer — Section 1. Number of Warrants; Exchange Consideration” and “The Offer — Section 12. Extension of the Offer; Termination; Amendment.”
If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf. We urge you to contact your nominee to find out the nominee’s deadline. See “The Offer — Section 2. Procedures for Tendering Warrants.”
What is the background and purpose of the Offer?
The Warrants consist of: (a) 11,500,000 Public Warrants that were issued by Union, our predecessor, in its initial public offering that was consummated on March 2, 2018 (the “IPO”); (b) 5,200,000 Private Warrants that were originally issued to the founders of Union pursuant to a private placement that closed simultaneously with the IPO; and (c) 7,500,000 Post-IPO Warrants that were privately issued as consideration in connection with the consummation of the business combination between Union and the Company (the “Business Combination”). The Public Warrants, the Private Warrants and the Post-IPO Warrants are referred to collectively as the “Warrants”. Our Warrants were issued in registered form under the Warrant Agreement between the Depositary, as Warrant Agent, and us.
Bioceres LLC, our controlling shareholder, owns all of the Post-IPO Warrants. Pursuant to the Tender and Lock-Up Agreement, Bioceres LLC has committed to participate in the Offer and has agreed to tender all 7,500,000 Post-IPO Warrants in exchange for Exchange Shares and to not sell or transfer such Exchange Shares it receives for a period of not less than 12 months following consummation of the Offer. See Exhibit (a)(1)(C) to the Schedule TO for the relevant terms and conditions of the Tender and Lock-Up Agreement between the Company and Bioceres LLC. Each Public Warrant and Private Warrant entitles the holder to purchase one Ordinary Share at an exercise price of $11.50 per share. Each Tranche I Warrant, Tranche II Warrant and Tranche III Warrant entitles the holder to purchase one Ordinary Share at an exercise price of $11.50 per share, $15.00 per share and $18.00 per share, respectively. Each Warrant became exercisable upon the consummation of the Business Combination and will expire on March 14, 2024, at 5:00 P.M., New York City time, or earlier upon redemption or liquidation. We may currently redeem the outstanding Warrants at a price of $0.01 per Warrant if the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.
The purpose of the Offer and the Redemption is to reduce the number of Warrants outstanding, and shortly thereafter eliminate our Warrants altogether, in order to provide greater clarity to investors and potential investors regarding the number of Ordinary Shares that are, and that may become, outstanding. Following the consummation of the Offer, the Company intends to implement the Warrant Amendment to allow the Company to redeem all Warrants not validly tendered or exchanged pursuant to the Offer at its option at any time for $0.405 in cash per Warrant. See Exhibit (a)(1)(B) to the Schedule TO for the amended text of the affected provisions of the Warrant Agreement reflecting the Warrant Amendment. Following the effectiveness of the Warrant Amendment, the Company intends to complete the Redemption in which it will redeem all outstanding Warrants not validly tendered or exchanged pursuant to the Offer. In addition, the Company intends to apply to delist the Public Warrants from the NYSE and, to the extent permitted by law, deregister the Public Warrants under the Exchange Act. See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects.”
Is there a maximum number of Warrants that I may tender?
No. We currently intend to exchange any and all Warrants properly tendered, but we may elect to exchange none of the Warrants only in the event that we terminate the Offer due to a failure to satisfy a condition to the Offer. If we elect to exchange any of the Warrants validly tendered, we will exchange all of the Warrants validly tendered. See “The Offer — Section 1. Number of Warrants; Exchange Consideration.”
Is the Offer conditioned upon any minimum number of Warrants being tendered?
Yes. The Offer is subject to the condition that at least 12,100,001 of the outstanding Warrants are tendered in the Offer (including the 7,500,000 Warrants held by Bioceres LLC that it will tender in the Offer pursuant to the Tender and Lock-Up Agreement), such that the Company will hold no less than a majority of all of the outstanding Warrants upon completion of the Offer. We will exchange any and all Warrants properly tendered in the Offer and not properly withdrawn prior to the Expiration Date, as may be extended. The Offer is subject to other conditions as well. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to applicable law. See “The Offer — Section 5. Conditions to the Offer.”
What will happen if I do not tender my Warrants?
Warrant holders who choose not to tender pursuant to the Offer will retain their Warrants on the same terms and conditions that currently apply, except if the Offer is consummated without wavier of the Minimum Condition. If the Offer is consummated without waiver of the Minimum Condition, which would allow us to implement the Warrant Amendment, we will promptly do so, which will allow the Company to redeem all Warrants not validly tendered or exchanged pursuant to the Offer at its option at any time for $0.405 in cash per Warrant. Even if you do not tender your Warrants in the Offer, if the Offer is consummated you will be subject to and bound by the Warrant Amendment. See Exhibit (a)(1)(B) to the Schedule TO for the amended text of the affected provisions of the Warrant Agreement reflecting the Warrant Amendment. By tendering your Warrants in the Offer, you will be able to elect whether you wish to receive the Cash Consideration or Exchange Shares. If your Warrants are subject to the Redemption, you will receive the Redemption Price, not the Exchange Consideration, which is lower than the Cash Consideration. Promptly following the effectiveness of the Warrant Amendment, we intend to redeem all outstanding Warrants not validly tendered or exchanged pursuant to the Offer. In addition, we intend to apply to the NYSE to delist the Public Warrants and we do not intend to apply for listing of any Warrants on any other national securities exchange. To the extent permitted by law, we intend to deregister the outstanding Public Warrants under the Exchange Act. See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects.”
If the Offer is consummated, it may also present potential risks and disadvantages to us and our continuing shareholders, including the following:
•
as a result of the Offer, our liquidity will be reduced by the cash paid out;

•
the issuance of Exchange Shares upon the exchange of tendered Warrants will dilute the percentage ownership interests in the Company of other shareholders; and

•
we cannot predict whether, as a result of the Offer, there may be an adverse or beneficial effect on the market price for, or marketability of, our Ordinary Shares. See “Risk Factors.”

If the Offer is consummated, will the Warrants continue to trade on the NYSE?
We are seeking to exchange any and all of our outstanding Warrants. If the Offer is consummated, we will implement the Warrant Amendment, which will allow the Company to redeem the Warrants at its option at any time for $0.405 in cash per Warrant. Promptly thereafter, we intend to redeem all outstanding Warrants not validly tendered or exchanged pursuant to the Offer. In addition, we intend to apply to the NYSE to delist the Public Warrants and we do not intend to apply for listing of any Warrants on any other national securities exchange. To the extent permitted by law, we intend to deregister the outstanding Public Warrants under the Exchange Act.

Following the Offer, will the Company continue to be a public company?
Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Ordinary Shares to be delisted from the NYSE or stop the Company from being subject to the periodic reporting requirements of the Exchange Act.
Are Ordinary Shares included in the Offer?
No. The Offer is only for the outstanding Warrants. You may not tender Ordinary Shares.
How will the Company fund the Cash Consideration for the Warrants?
We will fund the Cash Consideration for the Warrants with existing cash resources and the proceeds from the $42.5 million secured convertible promissory notes due 2023 issued on March 6, 2020 in a private placement. The Offer is not conditioned on the receipt of financing. See “The Offer — Section 7. Source and Amount of Funds.”
Can the Offer be extended, amended or terminated?
We may elect to extend or amend any of the terms of the Offer for any reason. If we extend the Offer or amend any of the terms of the Offer, we will delay the acceptance of any Warrants that have been tendered pursuant to the Offer prior to such extension. If we increase or decrease the consideration to be paid for Warrants from the Exchange Consideration, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given. We can also terminate the Offer under certain circumstances. See “The Offer — Section 5. Conditions of the Offer” and “The Offer — Section 12. Extension of the Offer; Termination; Amendment.”
How will I be notified if the Offer is extended or amended?
If the Offer is extended, we will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Section 12. Extension of the Offer; Termination; Amendment.”
How do I tender my Warrants?
If you desire to tender all or any portion of your Warrants prior to the Expiration Date, as may be extended, you must do one of the following:
•
If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•
If you hold Warrants registered in your own name, you must complete and sign a Letter of Election and Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Election and Transmittal, to the Depositary; or

•
If you are an institution participating in DTC, you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer — Section 2. Procedures for Tendering Warrants.”

You may contact the Information Agent toll-free at (877) 456-3402, or your broker, dealer, commercial bank, trust company or other nominee holding your Warrants for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Exchange.
Until what time can I withdraw previously tendered Warrants?
You may withdraw your tendered Warrants at any time before the Expiration Date. See “The Offer — Section 3. Withdrawal Rights.”

How do I withdraw Warrants previously tendered?
If you hold Warrants registered in your own name you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Exchange. Your notice of withdrawal must specify your name, the number of Warrants to be properly withdrawn and the name of the registered holder of such Warrants. Some additional requirements apply if the Warrants to be properly withdrawn have been delivered to the Depositary or if your Warrants have been tendered under the procedure for book-entry transfer set forth in “The Offer — Section 2. Procedures for Tendering Warrants.” If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to withdraw your Warrants. It is possible they have an earlier deadline for you to act to instruct them to withdraw Warrants on your behalf.
Do any of the Warrant holders have appraisal rights under applicable law?
No, there are no appraisal rights associated with the Offer. A Warrant holder must decide if they are willing to tender any or all of their Warrants for the consideration we are offering. You should read this Offer to Exchange for information regarding the rights that are available to you.
Has the Company or its board of directors adopted a position on the Offer?
The Company, its board of directors, Oberon, the Information Agent, the Depositary and their respective affiliates are not making any recommendation to you as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Exchange and the related Letter of Election and Transmittal. You should discuss whether to tender your Warrants, and if you do tender, whether to elect the Exchange Shares or the Cash Consideration, with your own broker or other financial or tax advisor, if any. See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects.”
When will the Company issue Exchange Shares or pay the Cash Consideration, as applicable, for the Warrants I tender that are accepted for exchange?
The Company will issue Exchange Shares or pay the Cash Consideration, without interest, as applicable, for the Warrants accepted promptly following the Expiration Date. The Depositary will act as your agent and will transmit to you the Exchange Shares or the Cash Consideration, as applicable, for all of your Warrants accepted for exchange. See “The Offer — Section 4. Exchange of Warrants and Payment of Consideration.”
Will the Exchange Shares to be issued in the Offer be freely tradable?
Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Generally, the Exchange Shares you receive in the Offer will be freely tradable, unless held by our “affiliates”, as the term is defined in the Securities Act, or more specifically by Bioceres LLC pursuant to the Tender and Lock-Up Agreement. See Exhibit (a)(1)(C) to the Schedule TO for the relevant terms and conditions of the Tender and Lock-Up Agreement between the Company and Bioceres LLC. Any holder who is our affiliate at the time of the Offer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements. Our Ordinary Shares are listed on the NYSE under the symbol “BIOX,” and we expect that the Exchange Shares to be issued in the Offer will be approved for listing on the NYSE, subject to official notice of issuance. For more information regarding the market for our Ordinary Shares, see “The Offer — Section 6. Price Range of Ordinary Shares and Warrants; Dividends.”

What is the recent market price for the Ordinary Shares and Public Warrants?
As of July 24, 2020, the last full trading day before we commenced the Offer, the last reported sales price of our Ordinary Shares on the NYSE was $5.625 per share and the last reported sales price of the Public Warrants on the NYSE was $0.14 per Public Warrant. You are urged to obtain current market quotations for the Warrants before deciding whether to tender your Shares. See “The Offer — Section 6. Price Range of Ordinary Shares and Warrants; Dividends.”
How will fluctuation in the trading price of our Ordinary Shares affect the Exchange Shares offered to holders of Warrants?
The market price of our Ordinary Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Exchange Shares are issued to tendering Warrant holders. Accordingly, the value of the Exchange Shares received upon settlement of the Offer could be less than the price at which the Warrants could be sold. The Company does not intend to adjust the Exchange Shares based on any fluctuation in our Ordinary Share price.
Will I have to pay brokerage fees and commissions if I tender my Warrants?
If you are a registered Warrant holder and you tender your Warrants directly to the Depositary, you will not incur any brokerage fees or commissions.
If you hold your Warrants through a broker, dealer, commercial bank, trust company or other nominee and such nominee will tender Warrants on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your nominee to determine whether any charges will apply. See “The Offer — Section 2. Procedures for Tendering Warrants.”
What are the United States federal income tax consequences if I tender my Warrants?
See discussion of the tax consequences of the exchange of Warrants for cash or Exchange Shares under “Special Factors — Section 4. Material United States Federal Income Tax Considerations.”
Will I have to pay share transfer tax if I tender my Warrants?
If you instruct the Depositary in the Letter of Election and Transmittal to make the payment of the Exchange Shares or the Cash Consideration, as applicable, to you as the registered holder, you will not incur any share transfer tax. See “The Offer — Section 4. Exchange of Warrants and Payment of Consideration.”
If payment of the Exchange Shares or the Cash Consideration, as applicable, is to be made to, or (in the circumstances permitted by the Offer) Warrants tendered but not exchanged in the Offer are to be registered in the name of, any person other than the registered holder, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Cash Consideration unless satisfactory evidence of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted.
Whom do I contact if I have questions about the Offer?
For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 456-3402. Requests for additional copies of the Offer to Exchange, the Letter of Election and Transmittal and the other Offer documents may be directed to Innisfree M&A Incorporated, the Information Agent. The contact information for the Information Agent is set forth on the back cover of this Offer to Exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Exchange includes forward-looking statements. Some of the forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. However, not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition and liquidity, and industry development may differ materially from those made in or suggested by the forward-looking statements contained in this Offer to Exchange. In addition, even if our consolidated results of operations, financial condition and liquidity, and industry development are consistent with the forward-looking statements contained in this Offer to Exchange, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including the risks and uncertainties discussed in “Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, as amended, which can be found at the SEC’s website, www.sec.gov. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:
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our ability to develop and commercialize biotechnology and biological products;

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our ability to maintain our joint venture agreements with our current partners;

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the success of the HB4 technology (a yield improvement technology) that we license and that remains subject to receipt of regulatory approval;

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our or our collaborators’ ability to develop commercial products that incorporate our seed traits and complete the regulatory approval process for such products;

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our expectations regarding the commercial value of our key products in yield and abiotic stress and biotic stress;

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our expectations regarding regulatory approval of products developed by us, our joint ventures and third-party collaborators;

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our ability to adapt to continuous technological change in our industry;

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our expectations that products containing our seed traits will be commercialized and we will earn royalties from the sales of such products;

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our expectations to accelerate the Microstar ramp up, our leading brand in micro-granulated fertilizers;

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our expectations regarding the future growth of the global agricultural, agricultural biotechnology, biological-based chemical and agro-industrial biotechnology markets;

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our ability to develop and exploit a proprietary channel for the sale of our biotechnology and biological products;

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our compliance with laws and regulations that impact our business and changes to such laws and regulations;

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our ability to assemble, store, integrate and analyze significant amounts of public and proprietary data;

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our ability to protect our intellectual property through patents, PVP, trademarks, trade secret laws, confidentiality provisions, and licensing arrangements for the genes that we identify;

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the impact of COVID-19 on the economy, our customers, employees and vendors as well as on our business, financial condition, liquidity position and results of operations; and

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the other factors discussed in “Risk Factors” of our Form 20-F for the fiscal year ended June 30, 2019.

You should read this Offer to Exchange completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this Offer to Exchange are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this Offer to Exchange and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

SPECIAL FACTORS
Section 1.   Purposes, Alternatives, Reasons and Effects.
Purposes and Reasons for the Offer
The purpose of the Offer and the Redemption is to reduce the number of Warrants outstanding, and shortly thereafter eliminate our Warrants altogether, in order to provide greater clarity to investors and potential investors regarding the number of Ordinary Shares that are, and that may bay become, outstanding. If the Offer is consummated without waiver of the Minimum Condition, which would allow us to implement the Warrant Amendment, we will promptly do so, which will allow the Company to redeem all Warrants not validly tendered or exchanged in the Offer at its option at any time for $0.405 in cash per Warrant. Even if you do not tender your Warrants in the Offer, if the Offer is consummated you will be subject to and bound by the Warrant Amendment. Promptly after the effectiveness of the Warrant Amendment, we intend to redeem all outstanding Warrants not validly tendered or exchanged pursuant to the Offer. See Exhibit (a)(1)(B) to the Schedule TO for the amended text of the affected provisions of the Warrant Agreement reflecting the Warrant Amendment. In addition, the Company intends to apply to delist the Public Warrants from the NYSE and, to the extent permitted by law, deregister the Public Warrants under the Exchange Act. As of July 27, 2020 the Company had outstanding Warrants to purchase up to 24,200,000 Ordinary Shares. Our board of directors determined that the existence of these Warrants has a detrimental and dilutive effect on the ownership value of the Company. In addition, our board of directors believes that the substantial number of Warrants outstanding creates confusion in the marketplace as well as opportunities for arbitrage activities that adversely affect the trading price of our securities.
Although the Public Warrants are listed and trade on the NYSE, we believe the Offer represents an efficient mechanism to provide all Warrant holders with an opportunity to obtain liquidity with respect to all or a portion of their Warrants without the potential disruption to the market price and costs associated with brokerage commissions and without the unpredictable transaction costs with private market sales or to continue to participate as stakeholders of the Company by exchanging their Warrants for Exchange Shares. In considering the Offer, our board of directors and management evaluated our operations, strategy, and expectations and determined that exchanging the Warrants for the Exchange Shares or the Cash Consideration, as applicable, at this time constitutes a prudent use of our resources.
Our board of directors has unanimously approved the Offer. However, none of the Company, the Company’s board of directors, Oberon, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants pursuant to the Offer and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Exchange and in the related Letter of Election and Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Warrants, and if you do tender, whether to elect the Exchange Shares or the Cash Consideration, with your own broker or other financial or tax advisor, if any.
Effects of the Offer
We are seeking to exchange any and all of our outstanding Warrants. If the Offer is consummated without waiver of the Minimum Condition, which would allow us to implement the Warrant Amendment, we will promptly do so, which will allow the Company to redeem the Warrants at its option at any time for $0.405 in cash per Warrant. Even if you do not tender your Warrants in the Offer, if the Offer is consummated you will be subject to and bound by the Warrant Amendment. Promptly after the effectiveness of the Warrant Amendment, we intend to redeem all outstanding Warrants not validly tendered or exchanged pursuant to the Offer. In addition, we intend to apply to the NYSE to delist the Public Warrants and we do not intend to apply for listing of any Warrants on any other national securities exchange. To the extent permitted by law, we intend to deregister the outstanding Public Warrants under the Exchange Act.

Following the Offer, the Company will continue to be a public company. The completion of the Offer in accordance with its terms and conditions will not cause the Ordinary Shares to be delisted from the NYSE or stop the Company from being subject to the periodic reporting requirements of the Exchange Act.
The Offer presents risks and uncertainties to our continuing shareholders, including a reduction in our liquidity by the cash paid out, including the use of existing cash resources, to fund the Cash Consideration for the Warrants, and dilution of shareholders’ percentage ownership interests in the Company due to the issuance of Exchange Shares to holders of our Warrants who accept the Offer and elect to choose the Exchange Shares as consideration. We cannot predict whether this Offer will have an adverse or beneficial effect on the market price for, or marketability of, our Ordinary Shares.
See “Risk Factors” for more information about the risks related to the Offer.
Other Plans
Except as otherwise disclosed in this Offer to Exchange, including in “The Offer — Section 10. Information Concerning the Company,” we currently have no plans, proposals or negotiations underway that relate to or would result in:
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any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company;

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any purchase, sale or transfer of a material amount of our assets;

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any material change in our present indebtedness or capitalization;

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any change in our present board of directors or management;

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any other material change in our business;

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any class of our equity securities becoming eligible to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

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any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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the suspension of our obligation to file reports under Section 15(d) of the Exchange Act; or

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the acquisition by any person of any material amount of additional securities of our company, or the disposition of any material amount of securities of our company.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.
Section 2.   Fairness of the Offer.
On July 27, 2020, our board of directors approved the Offer as fair and in the best interests of the Company and the Warrant holders (other than Bioceres LLC), including those holders who receive the Exchange Shares and those holders who receive the Cash Consideration. The board of directors took into account a number of factors, including the fairness opinion received from Oberon, dated July 25, 2020 and the following material factors, in support of its determination that the Offer is fair and in the best interests of the Company and the Warrant holders (other than Bioceres LLC):
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Our financial condition and results of operations, including our earnings per share and capital levels for the year ended June 30, 2019 and the nine-month period ended March 31, 2020;

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The likelihood that the Offer will be consummated;

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The fact that Warrant holders would be able to participate in the Offer by exchanging their Warrants and have the opportunity to participate in any future growth following consummation of the Offer by receiving Exchange Shares pursuant to the Offer; and

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The limited trading market for the Public Warrants, including limited liquidity and trading volume.

The Offer also provides Warrant holders with an opportunity to obtain liquidity with respect to the Warrants without potential disruption to the Warrant price, given the limited trading volume of the Public Warrants and the usual transaction costs associated with market sales, including brokerage fees and commissions.
In approving the Offer, our board of directors weighed the costs and risks, including the transaction costs associated with the Offer, the risks of not completing the Offer, the potential adverse impact of the Offer on the trading market for untendered Warrants prior to the Redemption, the fact that the consideration payable in the Redemption would be less than the Exchange Consideration payable in the Offer, and the fact that all tranches of Warrants would be entitled to the same consideration in the Offer, provided that the Exchange Shares received by Bioceres LLC, our controlling shareholder, will be subject to contractual restrictions on transfer for a 12 month period pursuant to the Tender and Lock-Up Agreement. Our board of directors determined that the benefits of the Offer outweigh these costs and risks.
Our board of directors did not entertain any alternative transactions as a factor in its evaluation of the fairness of the transaction, although the board of directors recognized that decreasing potential dilution to our shareholders through the Offer would improve the capital structure of the Company on a longer-term basis. Warrants are commonly valued using a modified version of the Black-Scholes model, which takes into account the exercise price and current market price of the Public Warrants and the current market price of the Company’s Ordinary Shares, among other factors. Therefore, current and historical market prices are material factors in assessing the fairness of the Offer, and were considered by our board of directors. The net book value, going concern value and liquidation value are not material indicators of the value of the Warrants, and were not considered by our board of directors. In addition, the purchase price paid in previous purchases was not applicable, as there have been no such purchases. The Black-Scholes pricing model is a valuation model that has been developed to estimate the value of options and other equity-linked securities, such as Warrants. This is a theoretical valuation model based on several assumptions and estimates about future events and therefore, the value may not be the actual value of the Warrants. Our board of directors has elected to offer a premium to the trading price of the Warrants as the board of directors believes the premium offer price will maximize participation in the Offer. The Offer provides for a premium to the closing trading price of the Public Warrants on July 24, 2020 equal to (a) 321%, in respect of the Cash Consideration, or (b) 482% in respect of the implied value of the Exchange Shares taking into account the closing trading price of the Ordinary Shares on July 24, 2020. Given our view that the Warrants are significantly dilutive to current shareholder ownership interests, the advantages of maximizing participation are viewed to outweigh the higher costs of offering a premium to the market value of the Warrants in the Offer or the Redemption.
In view of the wide variety of factors considered in connection with its evaluation of the Offer, our board of directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Offer.
All four of our non-employee directors (out of a total of seven directors) have approved the Offer and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated Warrant holders for purposes of negotiating terms of the Offer or preparing a report concerning the fairness of the transaction.
The Offer does not require the approval of our Warrant holders, including the approval of a majority of unaffiliated Warrant holders, and accordingly there will be no vote taken by the Warrant holders to approve the Offer; instead, the Offer is voluntary and permits each Warrant holder to decide for herself, himself or itself whether the Exchange Consideration is fair. If enough holders tender their Warrants to enable us to implement the Warrant Amendment, all Warrants that are not exchanged in the offer will be redeemed for the Redemption Price.
We believe that the Offer is fair to the Warrant holders (other than Bioceres LLC). We base these beliefs on the unanimous approval of the Offer by our board of directors and on the following factors:
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all Warrant holders participating in the Offer will receive the same Exchange Consideration per Warrant, subject to rounding for fractional shares, provided that the Exchange Shares received by

Bioceres LLC, our controlling shareholder, will be subject to contractual restrictions on transfer for a 12-month period pursuant to the Tender and Lock-Up Agreement;
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Warrant holders have the opportunity to elect to receive either Cash Consideration or Exchange Shares;

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Warrant holders are provided with full disclosure of the terms and conditions of the Offer and the implications of the Offer; and

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Warrant holders are afforded sufficient time to consider the Offer.

See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects” for a detailed discussion of potential consequences that may result from remaining a holder of the Warrants.
Section 3.   Fairness Opinion of Oberon.
The Company’s board of directors retained Oberon to act as the Company’s financial advisor in relation to one or a series of transactions involving a public tender offer for the Company’s outstanding Warrants. In connection with this engagement, the board of directors of the Company requested that Oberon provide its opinion as to the fairness, from a financial point of view, of the Exchange Consideration to the Warrant holders other than Bioceres LLC (as used in this Section 3, the “Holders”). In selecting Oberon as its financial advisor, the Company considered, among other things, the fact that Oberon is a respected financial advisory firm with substantial experience advising companies in strategic transactions and has substantial experience providing strategic advisory services in similar transactions. Oberon, as part of its business, is continuously engaged in performing financial analyses with respect to businesses and debt and equity securities in connection with strategic transactions, underwritings, private placements and other securities offerings, senior credit financings, and general corporate advisory services.
At the meeting of the Company’s board of directors on July 23, 2020, Oberon rendered its oral opinion to the board of directors that, as of such date and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in its written opinion, the Exchange Consideration was fair, from a financial point of view, to the Holders (when considering only the interests of each such Holder in its capacity as a holder of Warrants). Oberon confirmed its July 23, 2020 oral opinion by delivering its written opinion to the board of directors, dated as of July 25, 2020, that, as of such date, the Exchange Consideration was fair, from a financial point of view, to the Holders (when considering only the interests of each such Holder in its capacity as a holder of Warrants). The issuance of the opinion of Oberon was approved by an authorized committee of Oberon.
The full text of the written opinion of Oberon, dated July 25, 2020, which sets forth the assumptions made, factors considered and limitations on the review undertaken, is filed as Exhibit (c) to the Schedule TO and is incorporated herein by reference. The Warrant holders are urged to read the opinion in its entirety. Oberon’s written opinion is addressed to the board of directors, is directed only to the Exchange Consideration and did not and does not constitute a recommendation to any Holder as to whether such Holder should tender his, her or its Warrants in the Offer, whether any tendering Holder should elect the Exchange Shares or the Cash Consideration, or any other matter. The following summary of the written opinion of Oberon is qualified in its entirety by reference to the full text of such opinion.
In arriving at its opinion, Oberon, among other things:
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Examined:

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certain financial statements of the Company that Oberon deemed relevant;

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certain business, operating and financial information furnished by the senior management of the Company;

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the market prices and trading history of the Ordinary Shares and the Public Warrants (as reported by reliable information sources);

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certain financial statistics of the Company compared with those of certain other publicly traded companies Oberon deemed relevant (as reported by information sources deemed to be reliable);

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drafts dated July 21, 2020 of the Schedule TO and the Offer to Exchange;

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certain SEC filings of the Company, including: its Form F-1 filed May 31, 2019; its Form 20-F for the period ended June 30, 2019; its prospectus dated April 17, 2020; and its Forms 6-K dated August 9, October 4, and December 2, 2019, and February 11, May 12, June 5, and June 15, 2020; and

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certain SEC filings of Union (our predecessor), including: its Form S-1 dated January 29, 2018 and subsequent amendments thereto; its Form 10-K for the period ended April 30, 2018; its prospectus dated February 11, 2019; and its Forms 8-K dated December 20, 2018, January 15, 2019 and March 14, 2019;

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Considered relevant methods for valuing the Warrants, in particular, the Black-Scholes model; and

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Performed such other analyses and considered such other information and factors as Oberon deemed appropriate.

In connection with its review, Oberon assumed and relied upon the accuracy and completeness of all the financial and other information provided, discussed with or otherwise made available to it, including all accounting, tax and legal information, and Oberon did not make (and did not assume any responsibility for) any independent verification of such information. Oberon, with the consent of the Company’s board of directors, assumed that the management of the Company was not aware of any facts or circumstances that would make the financial and other information provided to it inaccurate or misleading in any way meaningful to the analysis of Oberon. Oberon also assumed that there were no material changes in the condition (financial or otherwise), results of operations, business or prospects of the Company since the date of the last financial statements provided to Oberon. In arriving at its opinion, Oberon did not conduct any physical inspection or independent valuations or appraisals of the Company or of any specific assets, claims or liabilities (fixed, contingent or otherwise) of the Company. In addition, Oberon assumed the value of the Ordinary Shares based upon their trading price is fair. To the extent the trading prices of the Ordinary Shares do not fairly represent the Company’s value, then Oberon’s opinion with regard to the fairness of the offer price for the warrants may or may not be valid. Oberon was not asked to undertake, and did not undertake, an independent evaluation of the Company or the price of the Ordinary Shares.
In rendering its opinion, Oberon assumed that the Offer would be consummated in accordance with the terms described in this Offer to Exchange and in compliance with all applicable laws, without waiver, modification or amendment of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Offer, no delays, limitations, conditions or restrictions would be imposed or actions would be taken that would have an adverse effect on the Company or the expected benefits of the Offer in any way meaningful to Oberon’s analysis. Oberon further assumed that the Schedule TO and the Offer to Exchange as filed with the SEC are the same in all material respects as the drafts reviewed by it. Oberon’s opinion was necessarily based on economic, market, financial and other conditions and the information made available to it as of the date hereof. To the extent that any of the foregoing assumptions or any of the facts upon which Oberon’s opinion was based prove to be untrue in any material respect, its opinion could not and should not be relied upon. Although subsequent developments may affect its opinion, Oberon does not have any obligation to update, revise or reaffirm its opinion.
Oberon’s opinion only addresses the fairness, from a financial point of view, to the Holders (when considering only the interests of each such Holder in its capacity as a Warrant holder) of the Exchange Consideration, to the extent expressly specified in its opinion, and does not address any other terms or aspects of the Offer, including, without limitation, the form or structure of the Offer, any tax or accounting matters relating to the Offer or otherwise, or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the Offer or otherwise. Oberon’s opinion does not express any opinion as to the prices at which the Company’s Ordinary Shares or Warrants will trade at any time. Oberon’s opinion does not address the merits of the underlying decision by the Company to conduct the Offer or the relative merits of the Offer compared with other business strategies or transactions available or that have been or might be considered by the management or the board of directors of Company or in which Company might engage. It should be noted that in the context of this engagement by the Company,

Oberon was not authorized to, and did not, investigate any alternative transactions or other options that may be available to the Company. Oberon was not asked to and did not evaluate the solvency or fair value of the Company under Cayman Islands law or any U.S. state or federal laws relating to bankruptcy, insolvency or similar matters. Oberon’s opinion expresses no view as to Cayman Islands or U.S. federal, state or local tax consequences of the Offer. Finally, Oberon was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address the fairness, advisability or impact of any portion or aspect of the Offer to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as and only to the extent expressly set forth in its opinion.
In connection with rendering its opinion, Oberon performed certain financial and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Oberon made its determinations as to the fairness, from a financial point of view, to the Holders of the Exchange Consideration, on the basis of various financial analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.
In arriving at its opinion, Oberon did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of the particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.
In performing its analyses, Oberon considered industry performance, general business and economic conditions and other matters existing as of July 24, 2020, many of which are beyond the control of the Company. Neither of the Company nor Oberon nor any other person assumes responsibility if future results are different from those discussed whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.
The following is a summary of the material financial analyses provided on July 23, 2020 to the Company’s board of directors by Oberon in connection with its opinion.
Black-Scholes Valuation of Warrants
While it considered other potential valuation methodologies, Oberon ultimately relied on the Black-Scholes options pricing model to determine the valuation of the Warrants. The Black Scholes model was developed in 1973 and generally is regarded as the best and most widely accepted form of valuing stock options and warrants. Data inputs into the model are the volatility of the underlying shares, the time to expiration of the option, the risk-free interest rate, the current stock price and the exercise price of the option. In valuing the Warrants, Oberon used the following data inputs:
•
The Company’s share price volatility of 46.7% based on the last year of trading history (volatility typically is measured over a longer period of time (at least two years); a longer trading history could yield volatility that is higher or lower and affect the valuation of the Warrants.);

•
The Company’s closing share price of $5.63 as of July 24, 2020, and other representative prices including the 52-week high ($7.65), the 52-week low ($4.33), and the 52-week volume-weighted average price ($5.96);

•
The number of days until the expiration of the Warrants on March 14, 2024 (1,329); and

•
The yield on the 2-year US Treasury Note (0.14%) as the risk-free interest rate as of July 24, 2020.

Oberon determined that the value of the Warrants is not affected by the Company’s offer of Exchange Shares or Cash Consideration, as the form of consideration is not an input for Black-Scholes valuation.
The Private Warrants (Group 1 Warrants) and Public Warrants (Group 2 Warrants) were valued as if the Holder had purchased a warrant exercisable at $11.50 per share and sold a call on the $18.00 warrant, limiting appreciation but reducing overall investment.
•
The Group 3A and 3B Post-IPO Warrants (with exercise prices of $15.00 and $18.00 per share, respectively) are standard forms of warrants and required no additional inputs or calculations to determine value beyond the Black-Scholes output. All Group 3A and 3B Warrants are held by Bioceres LLC.

All Post-IPO Warrants (Group 3 Warrants) are held by Bioceres LLC and, therefore, Oberon was not asked to opine, and is not opining, on their valuation.
Oberon’s valuation analysis resulted in the following valuation range for the Group 1 Warrants and Group 2 Warrants:
Group	Description	No. of Warrants	Exercise Price	Call Price	Implied Warrant Valuation based on
					Closing Price(1) $5.63	52-Week Low(2) $4.33	52-Week High(3) $7.65	1-Year VWAP(4) $5.96
1	Private Placement Warrants	5,200,000	$11.50	$18.00	$0.435	$0.240	$0.802	$0.491
2	IPO Warrants	11,500,000	$11.50	$18.00	$0.435	$0.240	$0.802	$0.491

Notes: —
Source: Capital IQ
(1)
Closing price as of 7/24/2020.

(2)
52-week low of $4.33 on 3/10/2020.

(3)
52-high of $7.65 on 8/9/2019.

(4)
Volume weighted average price (VWAP) is calculated by adding the product of the closing share price and the ending volume of shares traded on each day over a defined period and dividing such sum by the total shares traded for such period.

Other Considerations
Oberon prepared the analyses described above for purposes of providing its opinion to the Company’s board of directors as to the fairness, from a financial point of view, as of July 25, 2020, of the Exchange Consideration to the Holders (when considering only the interests of each such Holder in its capacity as a holder of Warrants). The type and amount of Exchange Consideration payable in the Offer were determined by the board of directors of the Company. Oberon did not recommend any specific consideration to the board of directors of the Company or state that any given consideration constituted the only appropriate consideration for the Offer. The decision to conduct the Offer was solely that of the board of directors of the Company. As described above, Oberon’s opinion and analyses were only one of many factors taken into consideration by the Company’s board of directors in evaluating the Offer. Oberon’s analyses summarized above should not be viewed as determinative of the views of the board of directors or management of the Company with respect to the Offer.

Miscellaneous
Oberon is the trade name for certain capital markets and investment banking services of Oberon Securities, LLC and its subsidiaries, including Oberon. Pursuant to an engagement letter between the Company and Oberon, the Company agreed to pay Oberon an aggregate fee of $150,000, a portion of which was payable upon execution of the engagement letter and the remainder of which was payable upon delivery of its opinion. The Company has also agreed to reimburse certain of Oberon’s expenses and to indemnify Oberon and certain related parties against certain liabilities that may arise out of the engagement.
Oberon and its affiliates provide a full range of financial advisory services in the ordinary course of business, for which Oberon and such affiliates receive customary fees. Except for its engagement to act as financial advisor and provide an opinion with respect to the Offer, there is and has been no material relationship between Oberon and the Company or any affiliate of the Company. Oberon has, however, performed investment banking services in the past for BAF Capital with regard to the value of certain the Company’s securities owned by one of its investment funds. Oberon may seek to provide investment banking and other financial services to the Company in the future and would expect to receive fees for such services.
Section 4.   Material United States Federal Income Tax Considerations.
The following discussion summarizes certain U.S. federal income tax consequences associated with the Offer and with the ownership of the Exchange Shares (or, if applicable, Ordinary Shares received pursuant to the Redemption) that may be relevant for U.S. Holders and Non-U.S. Holders (each as defined below). This discussion deals only with beneficial owners of Warrants who hold their Warrants and, if applicable, will hold their Exchange Shares (or, if applicable, Ordinary Shares received pursuant to the Redemption) as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, a particular Warrant holder, including the impact of the alternative minimum tax or the net investment income tax, and does not address state, local, non-U.S. or other tax laws. This summary also does not address tax considerations applicable to Warrant holders that own or will own (directly, indirectly or by attribution) 5 per cent. or more of the shares of the Company by vote or value, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as certain financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors holding the Warrants, the Exchange Shares or the Ordinary Shares received pursuant to the Redemption as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, investors holding the Warrants, the Exchange Shares or the Ordinary Shares received pursuant to the Redemption in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad or U.S. Holders whose functional currency is not the U.S. dollar).
As used herein, the term “U.S. Holder” means a beneficial owner of Warrants, Exchange Shares or Ordinary Shares received pursuant to the Redemption that is for United States federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.
As used herein, the term “Non-U.S. Holder” means a beneficial owner of Warrants, Exchange Shares or Ordinary Shares received pursuant to the Redemption that is for U.S. federal income tax purposes: (i) a non-resident alien individual; (ii) a foreign corporation; or (ii) a foreign estate or trust. As used herein, the term “Non-U.S. Holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of exchange or disposition, a former citizen or former resident of the United States, or any person whose income with respect to a Warrant, Exchange Share or Ordinary Share received pursuant to the Redemption is effectively connected with the conduct of a trade or business in the United States (and, if an applicable tax treaty so requires, attributable to a permanent establishment in the United States). If these circumstances apply, a holder should consult its own tax advisor regarding the U.S. federal income tax consequences of the Offer and, if applicable, ownership and disposition of the Exchange Shares or Ordinary Shares received pursuant to the Redemption.
The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Warrants, Exchange Shares or Ordinary Shares received pursuant to the Redemption will depend on the status of the partner and the activities of the partnership. Investors that are entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisors concerning the U.S. federal income tax consequences to them and their partners of the Offer and, if applicable, the ownership and disposition of Exchange Shares or Ordinary Shares received pursuant to the Redemption.
Except as otherwise noted, the summary assumes (i) that the Company will not be treated as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and (ii) that the Warrants are not treated as shares in a PFIC with respect to any U.S. Holder. The Company’s possible status as a PFIC must be determined annually and therefore may be subject to change. If the Company were to be a PFIC in any year, materially adverse consequences could result for U.S. Holders. Further, if the Warrants were treated as shares in a PFIC with respect to any U.S. Holder, materially adverse consequences could result for such U.S. Holder.
This summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.
THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. WARRANT HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND, IF APPLICABLE, THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE SHARES OR ORDINARY SHARES RECEIVED PURSUANT TO THE REDEMPTION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
U.S. Federal Income Tax Consequences of the Offer to Warrant Holders
Taxation of U.S. Holders on the Exchange of Warrants Pursuant to the Offer
Exchange of Warrants for Exchange Shares
If and to the extent a U.S. Holder elects to exchange Warrants for Exchange Shares pursuant to the Offer, the Company intends to treat such transaction as a “recapitalization” for U.S. federal income tax purposes. The consequences of such characterization in respect of Warrants converted into Exchange Shares pursuant to the Offer will be that (i) the exchange of existing Warrants for Exchange Shares should not cause recognition of gain or loss to a U.S. Holders, (ii) a U.S. Holder’s aggregate tax basis in the Exchange Shares received in the exchange will be equal to the U.S. Holder’s aggregate tax basis in the surrendered Warrants, and (iii) a U.S. Holder’s holding period for the Exchange Shares received in the exchange will include that U.S. Holder’s holding period for the surrendered Warrants. Assuming the recapitalization treatment described above, a U.S. Holder that elects to exchange Warrants for Exchange Shares pursuant to the Offer may be required to file with its U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to that U.S. Holder’s existing Warrants (including basis information) and any Exchange Shares received in exchange for those Warrants, and to maintain permanent records containing such information.
If, as a result of a U.S. Holder’s election to exchange Warrants for Exchange Shares pursuant to the Offer, a U.S. Holder receives a cash payment in lieu of the receipt of a fractional share of the Exchange Share, such U.S. Holder generally will recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received in lieu of the fractional share and the portion of that U.S. Holder’s tax basis in the fractional share of an Exchange Share to which the U.S. Holder otherwise would have been entitled. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such surrendered Warrants exceeds one year as of the date of the exchange. Any gain or loss generally will be U.S. source. Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deductibility of capital losses is subject to certain limitations.
U.S. Holders should consult their own tax advisors about the consequences to them of exchanging the Warrants for Exchange Shares pursuant to the Offer.
Exchange of Warrants for Cash Consideration
There is no guidance directly applicable to the exchange of warrants for cash consideration paid by the issuer of the warrants, and accordingly, the U.S. federal income consequences of such an exchange are not entirely clear. However, if and to the extent a U.S. Holder elects to exchange Warrants for Cash Consideration pursuant to the Offer, the Company intends to treat such transaction as a taxable sale of the Warrants for U.S. federal income tax purposes. Consistent with such treatment, a U.S. Holder receiving Cash Consideration in exchange for its Warrants generally will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such surrendered Warrants exceeds one year as of the date of the exchange. Any gain or loss generally will be U.S. source. A U.S. Holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer. Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deductibility of capital losses is subject to certain limitations.
U.S. Holders should consult their own tax advisors about the appropriate treatment of exchanging the Warrants for Cash Consideration pursuant to the Offer for U.S. federal income tax purposes.
Taxation of Non-U.S. Holders on the Exchange of Warrants Pursuant to the Offer
Subject to the discussion below under “— Backup Withholding and Information Reporting”, a Non-U.S. Holder generally will not be subject to United States federal income tax as a result of an exchange of Warrants for either Exchange Shares (assuming such exchange qualifies as a “recapitalization” as discussed above) or Cash Consideration pursuant to the Offer.
Taxation of Warrant Holders That Do Not Participate in the Offer
Warrant holders that do not tender any of their Warrants in the Offer will not recognize any gain or loss for United States federal income tax purposes upon the immediate consummation of the Offer.
If the Offer is consummated without waiver of the Minimum Condition, and the Company implements the Warrant Amendment and redeems all Warrants not validly tendered or exchanged pursuant to the Offer the Redemption should generally result in the same U.S. federal income tax consequences to such holders as discussed above under “— Taxation of U.S. Holders on the Exchange of Warrants Pursuant to the Offer” and “— Taxation of Non-U.S. Holders on the Exchange of Warrants Pursuant to the Offer. Non-participating U.S. Holders should refer to discussion under “— Taxation of U.S. Holders on the Exchange of Warrants Pursuant to the Offer — Exchange of Warrants for Cash Consideration” above. Non-participating Non-U.S. Holders should refer to discussion under “— Taxation of non-U.S. Holders on the Exchange of Warrants Pursuant to the Offer” above.
All non-participating Warrant holders should consult their own tax advisors about the U.S. federal income tax consequences to them of the Redemption.
U.S. Federal Income Tax Consequences of Owning and Disposing of Exchange Shares
Taxation of U.S. Holders of Exchange Shares
Distributions
Distributions paid by the Company with respect to the Exchange Shares out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S.

Holder as dividend income and will not be eligible for the dividends received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the Exchange Shares and thereafter as capital gain. However, the Company cannot provide any assurance that it will maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution by the Company with respect to Exchange Shares will be reported as ordinary dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from the Company.
Dividends paid by the Company generally will be taxable to a non-corporate U.S. Holder as the reduced rate normally applicable to long-term capital gains provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States; (2) certain holding period requirements are satisfied; and (3) the Company is not classified as a PFIC for its taxable year during which the dividend is paid or its immediately preceding taxable year. See “— Passive Foreign Investment Company Considerations” below.
Sale or other Disposition
Upon a sale or other disposition of Exchange Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between the amount realised on the sale or other disposition and the U.S. Holder’s adjusted tax basis in the Exchange Shares. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Exchange Shares exceeds one year. Any gain or loss generally will be U.S. source. Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deductibility of capital losses is subject to certain limitations.
Passive Foreign Investment Company Considerations
A non-U.S. corporation will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75 per cent. of its gross income is “passive income” or (ii) at least 50 per cent. of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
The Company believes that it was not a PFIC for its taxable year ending on June 30, 2019 and does not expect to be treated as a PFIC for its taxable year ending on June 30, 2020 or in the foreseeable future. However, the Company’s possible status as a PFIC must be determined annually and therefore may be subject to change. Each U.S. Holder should consult its own tax advisor regarding the consequences to such U.S. Holder if the Company (i) was a PFIC at any point during such U.S. Holder’s holding period for the Warrants or (ii) becomes a PFIC at any point during their holding period for the Exchange Shares.
Taxation of Non-U.S. Holders of Exchange Shares
Subject to the discussion below under “— Backup Withholding and Information Reporting”, any distributions received with respect to the Exchange Shares and proceeds of a sale or other disposition of the Exchange Shares will not be subject to U.S. federal income tax, if paid to a Non-U.S. Holder.
Information Reporting and Backup Withholding
Payments of dividends with respect to Exchange Shares or Ordinary Shares received pursuant to the Redemption, as well as receipt of Cash Consideration or sale or other disposition of the Exchange Shares or Ordinary Shares received pursuant to the Redemption, by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the holder as may be required under applicable regulations. Backup withholding may apply to these payments if the holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to comply with applicable certification requirements. Certain holders are not subject to backup withholding (including corporations and Non-U.S. Holders that provide certification of their exempt status). Holders should consult their tax advisors about these rules and any other reporting obligations that may apply to the ownership or disposition of Exchange Shares or Ordinary Shares received pursuant to the Redemption, including requirements related to the holding of certain foreign financial assets.
Section 5.   Material Cayman Islands Tax Considerations.
Taxation of U.S. Holders and Non-U.S. Holders on the Exchange of Warrants for Cash and Exchange Shares
Any payments for the exchange of the Warrants will not be subject to taxation in the Cayman Islands and no withholding will be required on the exchange payment for the Warrants nor will gains derived from the disposal of the Warrants be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No Cayman Islands stamp duty is payable in respect to the exchange of the Warrants. An instrument of transfer or repurchase in respect of a Warrant is stampable if executed in or brought into the Cayman Islands.
Cayman Islands Tax Considerations Relating to the Ownership of Exchange Shares
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company, including the Exchange Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of the Exchange Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Exchange Shares nor will gains derived from the disposal of the Exchange Shares be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of the Exchange Shares or on an instrument of transfer in respect of such Exchange Shares.
The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Law
(2018 Revision)
Undertaking as to Tax Concessions
In accordance with the provision of Section 6 of The Tax Concessions Law (2018 Revision), the Financial Secretary undertakes with Bioceres Crop Solutions Corp. (“the Company”):
1.
That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1
On or in respect of the shares, debentures or other obligations of the Company; or

2.2
by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of twenty years from the date hereof.

RISK FACTORS
You should consider carefully the risk factors below and the risks described in our most recent Annual Report on Form 20-F and Form F-3 filed on March 31, 2020, as such risk factors are updated by our annual and current reports that we file with the SEC, as well as the other information contained or incorporated by reference in this Offer to Exchange, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment.
Risks Related to Participating in the Offer.
There is no guarantee that your decision whether or not to tender your Warrants will put you in a better future economic position.
We can give no assurance as to the price at which a Warrant holder may be able to sell its Warrants in the future following the completion of the Offer. General market and economic conditions may cause an increase in the prices of the Warrants and the Ordinary Shares underlying the Warrants and may cause you to realize a lower value now than you might realize in the future had you not agreed to tender your Warrants in the Offer. Similarly, if you do not tender your Warrants, you will continue to bear the risk of ownership of your Warrants and there can be no assurance that you will be able to sell your Warrants in the future for a greater amount than the value of the Exchange Shares or the Cash Consideration, as applicable. In addition, if you do not tender your Warrants and the Offer is consummated, we will implement the Warrant Amendment and subsequently redeem your Warrants at a lower value than the value of the Exchange Shares or the Cash Consideration, as applicable. You should consult your own tax and/or financial advisor regarding how this may affect your individual situation.
There is no assurance that the Offer will be successful.
The Offer subject to the condition that at least 12,100,001 of the outstanding Warrants are tendered in the Offer (including the 7,500,000 Warrants held by Bioceres LLC that it will tender in the Offer). The Offer is subject to other conditions as well. See “The Offer — Section 5. Conditions to the Offer.”
If you tender your Warrants in exchange for Cash Consideration, you will lose your rights as a Warrant holder and you will not receive any rights as a shareholder.
If you tender your Warrants in exchange for Cash Consideration pursuant to the Offer to Exchange, you will be giving up all of your rights as a holder of those Warrants, including, without limitation, your right to obtain Ordinary Shares at a known strike price and, pursuant to the Warrant Agreement upon the distribution of certain special dividends, your right to receive additional Warrants to purchase Ordinary Shares. If the Warrants are in the money at a date in the future, you will not be able to exercise your Warrants and receive Ordinary Shares in order to participate in the future earnings and growth of the Company.
If you tender your Warrants for Exchange Shares, the value of Exchange Shares that you receive may fluctuate.
If you tender your Warrants in exchange for Exchange Shares, you will receive Ordinary Shares. The price of our Ordinary Shares may fluctuate widely in the future. If the market price of our Ordinary Shares declines, the value of the Exchange Shares you will receive in exchange for your Warrants will decline. The trading value of our Ordinary Shares could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. See “Risk Factors — Risks Related to Ownership of Ordinary Shares” below for additional information regarding the ownership of Ordinary Shares.
Warrant holders electing to receive Exchange Shares in exchange for their Warrants will dilute our existing shareholders and future shareholders.
The issuance of additional Ordinary Shares upon the exchange of tendered Warrants will dilute our existing shareholders as well as our future shareholders. If the holders of our Warrants accept the Offer and elect to choose the Exchange Shares as consideration, we will issue additional Ordinary Shares. The issuance will dilute the percentage ownership interests in the Company of other shareholders.
No rulings or opinions have been received as to the tax consequences of the Offer to Warrant holders.
The tax consequences that will result to the Warrant holders that participate in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters.
Risks Related to Continued Ownership of the Warrants.
There is no guarantee that the Warrants will ever be in the money and they may expire worthless.
The exercise price for the Public Warrants and the Private Warrants is $11.50 per share. The exercise price for Tranche I Warrants, Tranche II Warrants and Tranche III Warrants is $11.50 per share, $15.00 per share and $18.00 per share, respectively. While the Warrants may in the future be in the money, there is no guarantee that the Warrants will be in the money prior to their expiration, and as such, the Warrants may expire worthless.
If you do not tender your Warrants and the Offer is consummated, we will redeem your Warrants at a lower value than the value of the Cash Consideration and we intend to subsequently delist and deregister the Public Warrants.
If you do not tender your Warrants and the Offer is consummated without waiver of the Minimum Condition, which would allow us to implement the Warrant Amendment, we will promptly do so, which will allow the Company to redeem all Warrants not validly tendered or exchanged pursuant to the Offer at its option at any time for $0.405 in cash per Warrant. Even if you do not tender your Warrants in the Offer, if the Offer is consummated you will be subject to and bound by the Warrant Amendment. See Exhibit (a)(1)(B) to the Schedule TO for the amended text of the affected provisions of the Warrant Agreement reflecting the Warrant Amendment. By tendering your Warrants in the Offer, you will be able to elect whether you wish to receive the Cash Consideration or Exchange Shares. If your Warrants are subject to the Redemption, you will receive the applicable Redemption Price, not the Exchange Consideration, which is lower than the Exchange Consideration.
Promptly following the effectiveness of the Warrant Amendment, we intend to redeem all outstanding Warrants not validly tendered or exchanged pursuant to the Offer. In addition, we intend to apply to the NYSE to delist the Public Warrants and we do not intend to apply for listing of any Warrants on any other national securities exchange. To the extent permitted by law, we intend to deregister the Public Warrants under the Exchange Act. Even if you do not tender your Warrants in the Offer, you will be subject to and bound by the Warrant Amendment. See Exhibit (a)(1)(B) to the Schedule TO for the amended text of the affected provisions of the Warrant Agreement reflecting the Warrant Amendment.
Risks Related to Ownership of Ordinary Shares.
The market price of our Ordinary Shares will fluctuate and it may adversely affect Warrant holders who tender their Warrants for the Exchange Shares.
The market price of our Ordinary Shares will fluctuate between the date the Offer is commenced, the Expiration Date, and the date on which the Exchange Shares are issued to tendering Warrant holders, and will continue to fluctuate over time. Accordingly, the market price of the Exchange Shares upon settlement of the Offer could be less than the price on which the Warrants could be sold. The Company does not intend to re-adjust the ratio of Exchange Shares for Warrants based on any fluctuation in the price of our Ordinary Shares.
The market price for our Ordinary Shares will fluctuate depending on the success of our business, including our ability to obtain HB4 soybean and wheat regulatory approvals in a relevant market. If we receive such regulatory approvals for HB4, or if we are unable to receive such regulatory approvals, our share price may be positively or negatively affected. While we are in regular contact with relevant regulators, we cannot predict when or if such regulatory approvals will be obtained. See “Risks Related to Our Business.”
If the Offer is successfully consummated, our controlling shareholder may obtain further control over the Company.
Pursuant to the Tender and Lock-Up Agreement filed as Exhibit (a)(1)(C) to the Schedule TO, Bioceres LLC has committed to participate in the Offer and, assuming consummation of the Offer without waiver of the Minimum Condition, will tender all Warrants that it owns, including the 7,500,000 Post-IPO Warrants, in exchange for Exchange Shares and has additionally agreed to not sell or transfer such Exchange Shares for a period of not less than 12 months following consummation of the Offer. Upon the successful completion of the Offer and subsequent redemption of all outstanding Warrants, Bioceres LLC will either decrease its ownership of the Company’s outstanding shares to approximately 55.62% of all outstanding shares, if 100% of all outstanding Warrants are validly tendered for Exchange Shares, or increase its ownership of the Company’s outstanding shares to approximately 58.13% of all outstanding shares, if 100% of all outstanding Warrants not owned by Bioceres LLC are validly tendered for Cash Consideration.
If you exchange your Warrants for Exchange Shares, you may not have the same level of protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.
Under NYSE rules, a listed company of which more than 50.0% of the voting power for the appointment of directors is held by any person or group of persons acting together is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including the requirement (i) that a majority of the board of directors consist of independent directors, as defined under the NYSE rules and (ii) to have a compensation committee and a nominating and governance committee. We have decided to be treated as a “controlled company” and, even though three members of our board of directors and a majority of the members of our compensation committee and our nominating and governance committee (that we chose to establish) consists of independent directors, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.
Bioceres LLC is controlled by Bioceres S.A., and its interests may conflict with yours in the future.
Bioceres S.A., through its ownership of 100% of the equity interests of Bioceres LLC, currently indirectly owns 65.79% of the Company (based on the beneficial ownership by Bioceres LLC of 23,745,721 Ordinary Shares out of 36,089,087 Ordinary Shares issued and outstanding as of July 24, 2020), and may gain a greater ownership proportion over the Company if the Offer is successfully consummated. As a result of this voting control, Bioceres S.A. will effectively be able to determine the outcome of all matters requiring shareholder approval, including, but not limited to, the election and removal of directors (subject to any contractual designation rights), as well as other matters of corporate or management policy (such as potential mergers or acquisitions, payment of dividends, asset sales, and amendments to organizational documents). This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for Ordinary Shares exchanged for your Warrants, which may reduce the value of your investment. This voting control could also deprive you and the other shareholders of an opportunity to receive a premium for their shares as part of a potential sale of the Company. So long as Bioceres S.A. and its affiliates continue to own a significant amount of the Company’s voting power, they may continue to be able to strongly influence or effectively control its decisions. The interests of Bioceres S.A. and its affiliates may not coincide with the interests of other holders of Ordinary Shares.
Risks Related to Our Business.
COVID-19 could have an adverse material effect on our business, financial condition and results of operations.
The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of the impact of COVID-19 on our operational and financial performance as well as liquidity position will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, employees and vendors, all of which are uncertain and cannot be predicted.

The long-term effects to the global economy and the Company of epidemics and other public health crises, such as the on-going COVID-19, are difficult to assess or predict, and may include risks to employee health and safety, closure or interruption of manufacturing facilities and reduced sales in geographic locations impacted. Any prolonged restrictive measures put in place in order to control an outbreak of contagious disease or other adverse public health development in any of our targeted markets may have a material and adverse effect on our business, liquidity position, financial condition and results of operations.
We may also be affected by a decline in the demand of our products, or the need to implement policies limiting the efficiency and effectiveness of our operations. The Argentine government issued a stay-home order from March 20, 2020 which has been extended through August 2, 2020 in certain areas of the country. It also ordered stores, restaurants, shopping malls, theatres and other similar businesses to close, with certain limited exemptions. The Company’s operations, which involve agricultural production and commercialization activities, have been exempted from the order. Nonetheless, we cannot predict whether our operations will remain exempted in the future. The order also provides that private sector employees will be entitled to receive their compensation in full during the restrictions. We cannot predict whether the order will be extended and, in such case, for how long, or whether additional restrictions will be implemented. At this point, the impact that COVID-19 and the order could have on our business, financial condition, liquidity position and results of operations is uncertain.
Our business is dependent in part on the success of a technology that we license that that remains subject to receipt of regulatory approval.
We expect that the sale of biotech seeds that contain HB4 technology, our EcoSeed business, will comprise an increasingly significant portion of our future revenues. Our future growth and financial performance will depend in part on our ability to continue receiving regulatory approval for and to commercialize our HB4 technology. We also depend on our continued exclusive use of the HB4 technology pursuant to the terms of licensing agreements with the National Scientific and Technical Research Council of Argentina and the National University of the Litoral. Bioceres S.A., the ultimate beneficial owner of Bioceres LLC, holds an exclusive license for HB4, which terminates on the expiration date of the last of the HB4 patents in 2033, unless terminated before such date in accordance with its terms. If this licensing agreement is declared unenforceable or invalid, we could lose access to one of our principal technologies and could become involved in a costly or time-consuming legal dispute.
Our controlling shareholder is party to funding agreements providing certain investors a right in the majority of the payments we may receive in connection with the commercialization of our technologies in certain crops.
Between 2005 and 2007, Bioceres S.A. entered into agreements with various investors to obtain funding in the aggregate amount of US$1.0 million for research and early stage development of technology relating to a specific sunflower gene, Hahb 4, that is intended to promote drought tolerance in crops. The funding agreements grant the investors, in the aggregate, the right to receive 52.8% of the rights and royalties payable to us from the successful commercialization of the resulting technology with respect to soybean, wheat and corn. As of the date hereof, the promoter element of the technology developed in connection with our research and development of Hahb 4 is being incorporated into a leading soybean product that Verdeca is developing, which also incorporates our HB4 technology. In addition, the licenses of our HB4 technology that we have granted to other developers and our joint ventures with respect to certain crops include the Hahb 4 promoter element. Accordingly, we may have to pay third parties royalties otherwise due to us in the absence of these agreements and we may not receive the full economic benefit of the commercialization of certain of our technologies. In addition, the investors party to these funding arrangements may claim to be entitled to payments in addition to the royalties, which we believe are within the scope of such agreements. The investors may also dispute the allocation of revenue as it relates to the relative importance of our various technologies incorporated into a given product. We cannot be certain how a court would interpret any ambiguities regarding the scope of these funding agreements or other claims that may be raised by one or more investors pursuant to these funding agreements. Any dispute regarding these agreements could be costly and divert management’s attention from our operations, and if the investors are deemed to have rights to payments in excess of those we believe are applicable, our business, results of operations, cash flows and prospects would be materially and adversely affected.

THE OFFER
Section 1.   Number of Warrants; Exchange Consideration.
Number of Warrants
Upon the terms and subject to the conditions of the Offer, we will exchange any and all of our outstanding Warrants, or such lesser number of Warrants validly tendered and not properly withdrawn, in accordance with “The Offer — Section 3. Withdrawal Rights,” before the Expiration Date, for 0.12 Ordinary Shares or $0.45 in cash per Warrant, without interest, at the election of the holder.
This Offer to Exchange and the related Letter of Election and Transmittal will be mailed to record holders of the Warrants and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Warrants and similar persons whose names, or the names of whose nominees, appear on the Company’s Warrant holders list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Warrants.
The Offer will expire at 11:59 P.M., New York City time, on August 24, 2020, or such later time and date to which we may extend the Offer. Only Warrants validly tendered and not properly withdrawn will be exchanged pursuant to the Offer. All Warrants tendered and not exchanged pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date. See “The Offer — Section 12. Extension of the Offer; Termination; Amendment.”
One of the conditions to consummation of the Offer (which condition may be waived by the Company, in its sole discretion) is that at least 12,100,001 of the outstanding Warrants are tendered in the Offer (including the 7,500,000 Warrants held by Bioceres LLC that it will tender in the Offer pursuant to the Tender and Lock-Up Agreement), such that the Company will hold no less than a majority of all of the outstanding Warrants upon completion of the Offer. The Offer is subject to other conditions as well. See “Special Factors — Section 1. Purposes, Alternatives, Reasons and Effects” and “The Offer — Section 5. Conditions of the Offer.”
Exchange Consideration
The consideration for the Offer either is 0.12 Ordinary Shares or $0.45 in cash per Warrant, without interest, at the election of the holder. Warrant holders who validly tender (and do not properly withdraw) their Warrants in the Offer and do not make an election will be deemed to have elected to receive the Cash Consideration. We expressly reserve the right, in our sole discretion, to increase or decrease the Exchange Consideration, subject to applicable law. See “The Offer — Section 11. Extension of the Offer; Termination; Amendment.”
If we increase or decrease Exchange Consideration, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 11:59 P.M., New York City time. See “The Offer — Section 12. Extension of the Offer; Termination; Amendment.”
Section 2.   Procedures for Tendering Warrants.
Election Procedures
Each Warrant holder will be entitled to elect to receive the Exchange Shares or the Cash Consideration. The election will be made on a properly completed and duly executed Letter of Election and Transmittal that will be mailed to record holders of the Warrants and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Warrants and similar persons whose names, or the names of whose nominees, appear on the Company’s Warrant holders list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Warrants. To make such election, Warrant holders must submit a properly completed and duly executed Letter of Election and Transmittal to the Depositary prior to the Expiration Date, as may be extended.

Consequences of Tendering with No Election
Warrant holders who validly tender (and do not properly withdraw) their Warrants in the Offer and do not make an election will be deemed to have elected to receive the Cash Consideration.
Valid Tender of Warrants
For a Warrant holder to make a valid tender of Warrants under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Exchange, and prior to the Expiration Date, as may be extended, Warrant certificates for the Warrants you wish to tender, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer described below, together with a properly completed and duly executed Letter of Election and Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.
If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, you must contact such nominee to tender your Warrants. It is likely your nominee has an earlier deadline for you to act to instruct the nominee to tender Warrants on your behalf. We urge Warrant holders who hold Warrants through nominees to consult their nominees to determine the times by which they must take action in order to participate in the Offer and whether transaction costs may apply if Warrant holders tender Warrants through their nominees.
Signature Guarantees
No signature guarantee will be required on a Letter of Election and Transmittal if:
(i)
the registered holder of the Warrants (including any participant in DTC whose name appears on a security position listing as the owner of the Warrants) tendered has not completed either the box titled “Special Delivery Instructions” or the box titled “Special Payment Instructions” on the Letter of Election and Transmittal; or

(ii)
Warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Election and Transmittal.

Except as described above, all signatures on any Letter of Election and Transmittal for Warrants tendered must be guaranteed by an eligible institution. If a Warrant certificate is registered in the name of a person other than the person executing a Letter of Election and Transmittal, or if payment is to be made, or Warrants not exchanged or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate instruments of transfer, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.
In all cases, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a timely confirmation of the book-entry transfer of the Warrants into the Depositary’s account at DTC as described above, a properly completed and duly executed Letter of Election and Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Election and Transmittal.
Method of Delivery
The method of delivery of all documents, including the Letter of Election and Transmittal and any other required documents, is at the sole election and risk of the tendering holder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery
For purposes of the Offer, the Depositary will establish an account with respect to the Warrants at DTC within two business days after the date of this Offer to Exchange. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer those Warrants into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Warrants may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Election and Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Exchange before the Expiration Date.
The confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Warrants that such DTC participant has received and agrees to be bound by the terms of the Letter of Election and Transmittal and that we may enforce such agreement against the DTC participant.
Return of Unexchanged Warrants
If any tendered Warrants are not exchanged, or if less than all Warrants evidenced by a Warrant holder’s certificates are tendered, certificates for unexchanged Warrants will be returned promptly after the expiration or termination of the Offer or, in the case of Warrants tendered by book-entry transfer at DTC, the Warrants will be credited to the appropriate account maintained by the tendering Warrant holder at DTC, in each case without expense to the Warrant holder.
Tendering Warrant Holders’ Representations and Warranties; Tender Constitutes an Agreement
A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Warrant holder has full power and authority to tender, sell, assign and transfer the Warrants tendered, and that, when the same are accepted for exchange by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Warrants, and the same will not be subject to any adverse claim or right. Any such tendering Warrant holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Warrants tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Election and Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Warrant holder and shall not be affected by, and shall survive, the death or incapacity of such tendering Warrant holder.
A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of the Warrants and the Exchange Shares is unknown and cannot be predicted with certainty; (iv) such Warrant holder has received this Offer to Exchange; (v) such Warrant holder is not relying on the Company, Oberon, the Information Agent or the Depositary for tax or financial advice with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants shall authorize us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Warrant holder and us upon the terms and subject to certain conditions of the Offer.
Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects
All questions as to the number of Warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for exchange of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for exchange of tenders which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Warrants or waive any defect or irregularity in any tender with respect to any particular Warrants or any particular Warrant holder whether or not we waive similar defects or irregularities in the case of other Warrant holders. No tender of Warrants will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer or any defect or irregularity in any tender of Warrants. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Election and Transmittal and the instructions thereto, will be final and binding on all parties, subject to a Warrant holder’s right to challenge our determination in a court of competent jurisdiction. By tendering Warrants, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.
Section 3.   Withdrawal Rights.
You may withdraw Warrants that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, as may be extended. Except as this “Section 3. Withdrawal Rights” otherwise provides, tenders of Warrants are irrevocable.
For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Exchange and (ii) specify the name of the person having tendered the Warrants to be properly withdrawn, the number of Warrants to be properly withdrawn and the name of the registered holder of the Warrants to be properly withdrawn, if different from the name of the person who tendered the Warrants. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.
If a Warrant holder has used more than one Letter of Election and Transmittal or has otherwise tendered Warrants in more than one group of Warrants, the Warrant holder may withdraw Warrants using either separate notices of withdrawal or a combined notice of withdrawal so long as the information specified above is included.
Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Warrants may be retendered at any time prior to the Expiration Date, as may be extended, by again following one of the procedures described in “The Offer — Section 2. Procedures for Tendering Warrants.”
All questions as to the form and validity, including the time of receipt, of notices of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to waive any defect or irregularity in the withdrawal of Warrants by any Warrant holder, whether we waive similar defects or irregularities in the case of other Warrant holders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our exchange of Warrants or are unable to exchange Warrants under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Warrants on our behalf. Such Warrants may not be properly withdrawn except to the extent tendering Warrant holders are entitled to withdrawal rights as described in this “Section 3. Withdrawal Rights.” Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer. Warrants not yet accepted for payment after the expiration of 40 business days from the commencement of the Offer may be properly withdrawn pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act.
Section 4.   Exchange of Warrants and Payment of Exchange Consideration.
Promptly following the Expiration Date, we (i) will determine which Warrant holders validly tendered Warrants and (ii) if we accept any Warrants, we will accept for exchange any and all of our outstanding Warrants validly tendered and not properly withdrawn before the Expiration Date.
For purposes of the Offer, we will be deemed to have accepted for exchange Warrants that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Warrants for payment pursuant to the Offer.
In all cases, on the terms and subject to the conditions of this Offer, consideration for Warrants tendered and accepted for exchange in the Offer will be issued promptly but only after timely receipt by the Depositary of certificates for Warrants, or a timely book-entry confirmation of Warrants into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Election and Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.
We will pay the Cash Consideration for the Warrants exchanged in the Offer by authorizing the release of the aggregate amount of the Cash Consideration for such Warrants from the trust account to the Depositary, which will act as agent for tendering Warrant holders for the purpose of receiving payment from us and transmitting payment to tendering Warrant holders.
The Exchange Shares to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from Depositary confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date.
Certificates for all Warrants tendered and not exchanged will be returned or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the Warrants, to the tendering Warrant holder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering Warrant holders.
Under no circumstances will we pay interest as part of the Exchange Consideration for the Offer, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to exchange Warrants in the Offer.
We urge Warrant holders who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.
Section 5.   Conditions of the Offer.
The Offer is subject to the condition that at least 12,100,001 of the outstanding Warrants are tendered in the Offer (including the 7,500,000 Warrants held by Bioceres LLC that it will tender in the Offer pursuant to the Tender and Lock-Up Agreement), such that the Company will hold no less than a majority of all of the outstanding Warrants upon completion of the Offer.
Notwithstanding any other provision of the Offer, we will not accept for exchange any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for exchange of Warrants tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the

Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Warrants pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance and exchange of the Warrants.
The conditions referred to above are for our sole benefit with respect to the Offer and may, in our sole and absolute discretion, be waived by us, in whole or in part, subject to applicable law, at any time and from time to time in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. If we decide to waive the Minimum Condition, it is unlikely that any remaining Warrants not validly tendered will be redeemed following the expiration of the Offer, due to the inability to amend the Warrant Agreement to provide for redemption at the current trading price of our Ordinary Shares. Any determination by us concerning the events described above will be final and binding on all parties.
Section 6.   Price Range of Ordinary Shares and Warrants; Dividends.
Our Ordinary Shares and Public Warrants are listed on the NYSE under the symbols “BIOX” and “BIOX-WS,” respectively. The Ordinary Shares and Public Warrants began trading on the NYSE on March 15, 2019. There is no established trading market for the Private Warrants or the Post-IPO Warrants.
The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Ordinary Share and Public Warrant as reported on the NYSE.
	Ordinary Shares (BIOX)		Public Warrants (BIOX.WS)
Period	High	Low	High	Low
	$
2020:
Second Quarter	6.99	4.30	0.44	0.14
First Quarter	6.12	4.47	0.25	0.09
2019:
Fourth Quarter	6.70	5.05	0.48	0.16
Third Quarter	7.20	5.25	0.48	0.26
Second Quarter	5.38	4.10	0.33	0.18

The table below indicates the implied Warrant value at various hypothetical share prices based on the consideration of either 0.12 Ordinary Shares or $0.45 in cash per Warrant, without interest. The implied Warrant value for the Exchange Shares is calculated by multiplying the price per Ordinary Share in the table below by 0.12. The share prices below are included for illustrative purposes only and there can be no assurance that the Ordinary Shares will trade at such prices prior to, at or after the expiration of the Offer.

Price per Share	Implied Warrant Value (Exchange Shares)	Implied Warrant Value (Cash Consideration)
$5.00	$0.60	$0.45
$5.20	$0.62	$0.45
$5.40	$0.65	$0.45
$5.60	$0.67	$0.45
$5.80	$0.70	$0.45
$6.00	$0.72	$0.45
$6.20	$0.74	$0.45
$6.40	$0.77	$0.45
$6.60	$0.79	$0.45
$6.80	$0.82	$0.45
$7.00	$0.84	$0.45
$7.20	$0.86	$0.45
$7.40	$0.89	$0.45
$7.60	$0.91	$0.45
$7.80	$0.94	$0.45
$8.00	$0.96	$0.45
As of July 24, 2020, the last full trading day prior to the commencement of the Offer, the closing price of the Ordinary Shares and the last reported sales price of the Public Warrants were $5.625 and $0.14, respectively.
You should evaluate current market quotes and trading volume for the Warrants, among other factors, before deciding whether or not to accept the Offer.
Dividends
The Company has not paid any cash dividends on Ordinary Shares to date. The payment of cash dividends on Ordinary Shares in the future will be dependent upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Company’s board of directors and shareholders may deem relevant. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends on Ordinary Shares in the foreseeable future. As a result, any gain you will realize on Ordinary Shares will result solely from the appreciation of such shares.
Pursuant to the Warrant Agreement, the holders of the Public Warrants and the Private Warrants are entitled to a decrease in the strike price of his, her or its Warrants in the event that a dividend is paid to the Company’s shareholders, subject to certain limitations set out in the Warrant Agreement. As the Company has not paid any cash dividends on Ordinary Shares to date and does not anticipate doing so in the foreseeable future, the Warrant holders have not been issued, and will not be issued in the foreseeable future, any dividends.
Prior Public Offerings
On March 2, 2018, Union, our predecessor, consummated its IPO of 11,500,000 units (the “Units”). Each Unit consisted of one Ordinary Share, one right exchangeable for one-tenth of one Ordinary Share and one redeemable Public Warrant. Each whole Public Warrant entitled the holder thereof to purchase one Ordinary Share at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $115 million. Prior to the consummation of the IPO, in December 2017, the founders of Union purchased an aggregate of 2,875,000 Ordinary Shares (the “Founder Shares”) for an aggregate purchase price of $25,000 in cash, or approximately $0.01 per share. 862,500 of the Founder Shares were subsequently transferred to Bioceres LLC, our controlling shareholder, as additional consideration in connection with the Business Combination.

Simultaneously with the closing of the IPO, Union consummated a private placement (the “Private Placement”) of 5,200,000 Private Warrants, pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Private Warrants were purchased by the founders of Union, at a price of $1.00 per Private Warrant, each exercisable to purchase one Ordinary Share at $11.50 per share, generating gross proceeds of $5.2 million. Upon the closing of the IPO and the Private Placement, $116,150,000 (or $10.10 per Ordinary Share sold in the offering) from the net proceeds thereof was placed in trust.
On March 14, 2019, Union (which subsequently changed its name to Bioceres Crop Solutions Corp.), consummated the Business Combination. Each Warrant became exercisable upon the consummation of the Business Combination and will expire on March 14, 2024, at 5:00 P.M., New York City time, or earlier upon redemption or liquidation. We may currently redeem the Warrants at a price of $0.01 per Warrant if the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.
Section 7.   Source and Amount of Funds.
Assuming 100% participation in the Offer and 100% election of the Cash Consideration (excluding the Warrants that are owned by Bioceres LLC and by Union Acquisition Associates, LLC and Union Group International Holdings Limited, which will be exchanged for the Exchange Shares pursuant to the Tender and Lock-Up Agreement and the Union Tender Agreement, respectively), we will need approximately $5.62 million to pay the Cash Consideration for all of our outstanding Warrants. We expect that fees and expenses for the Offer will be approximately $0.74 million. We anticipate that we will obtain all of the funds necessary to exchange Warrants tendered in the Offer and to pay related fees and expenses through our existing cash resources, including the proceeds from the Company’s $42.5 million secured convertible promissory notes due 2023 issued on March 6, 2020 in a private placement. Consummation of the Offer is not contingent on us securing any financing.
Section 8.   Interests of Directors and Executive Officers.
Our directors and executive officers are as set forth in “The Offer — Section 10. Information Concerning the Company.”
The following table sets forth certain information regarding beneficial ownership of our Warrants as of July 24, 2020, by (a) each director, (b) each named executive officer and (c) the directors and executive officers as a group.
Name	Number of Warrants Owned	Percentage of Total Warrants Outstanding	Cash to be Received in the Offer
		%	$
Federico Trucco	—	—	—
Enrique López Lecube	—	—	—
Ricardo Yapur	—	—	—
Gloria Montaron Estrada	—	—	—
Gerónimo Watson	—	—	—
Jorge Wagner	—	—	—
Carlos Camargo de Colón	—	—	—
Natalia Zang	—	—	—
Ari Freisinger	—	—	—
Kyle P. Bransfield(1)	1,190,000	4.9	N/A
All directors and executive officers as a group (10 individuals)	1,190,000	4.9	N/A

Notes: —

(1)
Warrants are held by Union Acquisition Associates, LLC, an entity controlled by Mr. Bransfield and as such, Mr. Bransfield may be deemed to beneficially own such securities held directly by Union Acquisition Associates, LLC.

Participation in the Offer
Bioceres LLC, our controlling shareholder that holds approximately 30.99% of the outstanding Warrants, has committed to tender all of the Warrants it holds pursuant to the Tender and Lock-Up Agreement. In addition, Union Acquisition Associates, LLC and Union Group International Holdings Limited, affiliates of Union, that collectively hold approximately 17.3% of the outstanding Warrants, have additionally agreed to tender all of the Warrants they collectively hold pursuant to a Tender Agreement, dated as of July 27, 2020, among the Company, Union Acquisition Associates, LLC and Union Group International Holdings Limited (the “Union Tender Agreement”). Bioceres LLC, Union Acquisition Associates, LLC and Union Group International Holdings Limited have advised us that they each intend to tender all of the Warrants they each hold because they each believe the consummation of the Offer will add economic value for the Company’s shareholders. See Exhibit (a)(1)(C) to the Schedule TO for the relevant terms and conditions of the agreement between the Company and Bioceres LLC. See Exhibit (a)(1)(D) to the Schedule TO for the relevant terms and conditions of the agreement between the Company, Union Acquisition Associates, LLC and Union Group International Holdings Limited.
Recent Transactions in Warrants
Neither the Company nor to the Company’s knowledge after reasonable inquiry have any of its executive officers, directors, affiliates or subsidiaries, nor have any executive officers or directors of any such subsidiaries, engaged in any transactions in the Warrants in the sixty (60) days prior to the date of this Offer to Exchange.
Section 9.   Financial Information Regarding the Company.
The information, including the financial statements, under Part I, Item 8 in the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2019 is incorporated herein by reference. In addition, the information, including the financial statements, attached as an exhibit to the Company’s Current Report on Form 6-K filed with the SEC on May 28, 2020 is incorporated herein by reference. The full text of all such filings with the SEC, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.
Summary Financial Information
The following is a summary of historical financial data as of and for each period indicated. The summary historical consolidated financial data for each of the fiscal years ended June 30, 2018 and 2019 are derived from, and should be read in conjunction with, our audited financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 20-F filed with the SEC on October 24, 2019. The summary historical consolidated financial data as of and for the nine months period ended March 31, 2020 are derived from, and should be read in conjunction with, our unaudited financial statements and related notes included in our Current Report on Form 6-K filed with the SEC on May 28, 2020. More comprehensive financial information is included in these reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to those reports and such other documents and all of the financial information and notes contained therein.

Summary Consolidated Statement of Operations Data:
	Nine months ended March 31, 2020	Years ended June 30,
		2019	2018
	(unaudited)
Revenues	$124,918,358	$160,605,296	$133,542,704
Gross Profit	$56,690,468	$73,640,415	$56,448,153
Operating profit	$26,390,533	$32,085,610	$15,710,953
Income (loss) from continuing operations	$1,098,632	$(16,358,891)	$(14,311,246)
Net income (loss)	$1,098,632	$(16,358,891)	$(14,311,246)
Income (loss) for the period attributable to:
Equity holders of the parent	$1,143,771	$(18,369,045)	$(11,039,533)
Non-controlling interests	$(45,139)	$2,010,154	$(3,271,713)
Total comprehensive income (loss) attributable to:
Equity holders of the parent	$(5,597,750)	$(14,333,037)	$(33,927,072)
Non-controlling interests	$(927,062)	$1,878,511	$(12,217,728)
Per Share Data
Basic and dilutive income (loss) attributable to ordinary equity holders of the parent	$0.03	$(0.60)	$(0.39)
Income (loss) from continuing operations per ordinary share – basic and diluted(1)	$0.03	$(0.54)	$(0.51)
Net income (loss) per ordinary share – basic and diluted(1)	$0.03	$(0.54)	$(0.51)
Weighted average number of shares
Weighted average number of shares (basic and diluted)	36,120,517	30,478,390	28,098,117
Balance Sheet Data
Current assets	$152,283,181	$98,208,964	$85,342,852
Non-current assets	$133,325,653	$144,258,333	$111,295,912
Total assets	$285,608,834	$242,467,297	$196,638,764
Current liabilities	$125,481,680	$116,458,133	$118,680,626
Non-current liabilities	$101,280,192	$63,914,298	$44,824,482
Total liabilities	$226,761,872	$180,372,431	$163,505,108
Non-controlling interests	$13,865,941	$14,793,003	$19,420,172
Total equity	$58,846,962	$62,094,866	$33,133,656

Notes: —
(1)
Net income (loss) per ordinary share and Income (loss) from continuing operations per ordinary share were calculated by dividing Net income (loss) and Income (loss) from continuing operations, respectively, by the weighted average number of ordinary shares outstanding.

Book value per share
Our book value per Ordinary Share at March 31, 2020, determined in accordance with IFRS, as issued by the International Accounting Standards Board, was $1.63 on a reported basis, with 36,120,516 Ordinary Shares outstanding as of March 31, 2020.

Section 10.   Information Concerning the Company
General
Directors and Executive Officers
Our current executive officers and directors are set forth in the following table. The respective age of each individual in the table below is as of July 24, 2020:
Name	Age	Position(s)
Federico Trucco, Ph.D.	43	Chief Executive Officer and Executive Director
Enrique Lopez Lecube	37	Chief Financial Officer and Executive Director
Ricardo Yapur	62	Managing Director of Rizobacter Argentina S.A.
Gloria Montaron Estrada	49	Executive Director
Gerónimo Watson	41	Chief Technology Officer
Jorge Wagner	50	Chief Operating Officer
Carlos Camargo de Colón	52	Non-Executive Director
Natalia Zang	44	Non-Executive Director
Ari Freisinger	35	Non-Executive Director
Kyle P. Bransfield	36	Non-Executive Director
The business address of each director and executive officer is c/o Bioceres Crop Solutions Corp., Ocampo 210 bis, Predio CCT, Rosario, Province of Santa Fe, Argentina.
During the last five years, none of our directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Summary of the Warrants
The Warrants are subject to the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Warrants and in order to make any change that adversely affects the interests of the registered holders. Holders should review a copy of the Warrant Agreement for a complete description of the terms and conditions applicable to the Warrants.
Public and Private Warrants
Union, our predecessor, issued 11,500,000 Public Warrants as part of the Units sold in the IPO. Simultaneously with the closing of the IPO, Union consummated the Private Placement and issued 5,200,000 Private Warrants to its founders.
Each whole Public and Private Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as described below, at any time commencing March 14, 2019. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants will be issued and only whole Warrants trade. The Warrants will expire on March 14, 2024, at 5:00 P.M., New York City time, or earlier upon redemption or liquidation.
We will use our best efforts to maintain the effectiveness of the registration statement with respect to the Ordinary Shares underlying the Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Warrant holders may, during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
We may currently call the Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•
if, and only if, the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share capitalizations, reorganizations and recapitalizations) as well as the $11.50 Warrant exercise price after the redemption notice is issued.
If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Ordinary Shares issuable upon the exercise of the Warrants. If management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average last sale price of the Ordinary Shares for the five (5) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call the Warrants for redemption and management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.
A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.
If the number of issued and outstanding Ordinary Shares is increased by a share capitalization payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding Ordinary Shares. In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such event.
If the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.
Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. The Warrants may be exercised upon surrender of the Warrant on or prior to March 14, 2024, at 5:00 P.M., New York City time, at the offices of the Warrant Agent, with subscription form, as set forth in the Warrant, duly executed, accompanied by full payment of the exercise price (or on a cashless basis, if applicable) and any and all applicable taxes due in connection with the exercise of the Warrant by good certified check or wire payable to the order of the Warrant Agent, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder and will pay a cash adjustment for all fractional Exchange Shares based upon the closing price of the Ordinary Shares on the business day preceding the settlement.
Post-IPO Warrants
In connection with the consummation of the Business Combination, 7,500,000 Post-IPO Warrants were issued to Bioceres LLC. Each Tranche I Warrant, Tranche II Warrant and Tranche III Warrant entitles the holder to purchase one Ordinary Share at an exercise price of $11.50 per share, $15.00 per share and $18.00 per share, respectively. Each Tranche II and Tranche III Warrant became exercisable upon the consummation of the Business Combination. Each Tranche I Warrant is exercisable if and when the price the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period. The Post-IPO Warrants will expire on March 14, 2024, at 5:00 P.M., New York City time, or earlier upon redemption or liquidation.

The Post-IPO Warrants were issued in registered book-entry form, pursuant to the Warrant Agreement, dated March 14, 2018, between the Company and the Depositary, as Warrant Agent (the “Post-IPO Warrant Agreement”). The Post-IPO Warrant Agreement will not be amended pursuant to the Warrant Amendment as Bioceres LLC, our controlling shareholder, owns all of the Post-IPO Warrants and has committed to participate in the Offer and tender all 7,500,000 Post-IPO Warrants in exchange for the Exchange Shares pursuant to the Tender and Lock-Up Agreement.
Summary of Ordinary Shares
The following description of our Ordinary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated memorandum and articles of association.
We are authorized to issue 100,000,000 Ordinary Shares, par value $0.0001 per share. As of July 27, 2020, there were 36,089,087 Ordinary Shares issued and outstanding and Warrants to purchase approximately 24,200,000 Ordinary Shares were outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our amended and restated memorandum and articles of association as currently in effect (the “Charter”), or as required by applicable provisions of the Companies Law (2020 Revision) of the Cayman Islands, as amended (the “Companies Law”) or applicable stock exchange rules, the affirmative vote of a majority of Ordinary Shares that are voted is required to approve any matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of Ordinary Shares that are voted and, pursuant to our Charter, such actions include amending our Charter and approving a statutory merger or consolidation with another company.
There is no cumulative voting with respect to the appointment of directors. Holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to the terms contained in the agreements governing the Company and its subsidiaries’ indebtedness.
We have not paid any cash dividends on the Ordinary Shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, the terms of agreements governing the indebtedness of the Company and general financial condition. The payment of any dividends will be within the discretion of our board of directors at such time. In the event of a winding up, liquidation or dissolution of the Company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to the Ordinary Shares.
Summary of Certain Agreement Concerning the Ordinary Shares
Amended and Restated Registration Rights Agreement
Upon the consummation of the business combination, Union’s initial shareholders prior to the initial public offering and their affiliates, including certain directors of Union (collectively the “restricted shareholders”) entered into an Amended and Restated Registration Rights Agreement, dated as of March 14, 2019, in respect of the restricted securities held by such restricted shareholders. Pursuant to the Amended Registration Rights Agreement, the restricted shareholders and their permitted transferees are entitled to certain registration rights, including, among other things, customary registration rights, including demand and piggy-back rights. Additionally, the restricted shareholders agreed to not sell, transfer, pledge or otherwise dispose of the ordinary shares they own for one year from the consummation of the Business Combination. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, any Ordinary Shares received by the parties thereto will be subject to the terms and conditions of such agreement. A copy of the Amended and Restated Registration Rights Agreement is filed as Exhibit (d)(5) to the Schedule TO.

Shareholders Agreement
Prior to the consummation of the business combination, Bioceres LLC, Pedro Enrique Mac Mullen, María Marta Mac Mullen and International Property Services Corp. (“IPS”) entered into a Shareholders Agreement, dated as of March 5, 2019, pursuant to which, among other things, (i) Bioceres LLC has a right of first refusal for any transfer of Ordinary Shares held by Pedro Enrique Mac Mullen, María Marta Mac Mullen and IPS, (ii) each party has a tag-along right with respect to sales of Ordinary Shares by other parties, (iii) Bioceres LLC has a drag-along right to cause the sales of Ordinary Shares held by Pedro Enrique Mac Mullen, María Marta Mac Mullen and IPS in connection with a third-party offer to buy a number of Ordinary Shares that exceed the number of shares held by Bioceres LLC, and (iv) Pedro Enrique Mac Mullen, María Marta Mac Mullen and IPS agreed to vote in agreement with Bioceres LLC at any shareholders’ meeting during the existence of such shareholders agreement (the “Rizobacter Shareholders Agreement”). Pursuant to the terms of the Rizobacter Shareholders Agreement, any Ordinary Shares received by the parties thereto will be subject to the terms and conditions of such agreement. A copy of the Shareholders Agreement is filed as Exhibit (d)(6) to the Schedule TO.
Summary of the Warrants Upon Consummation of the Offer
Following the successful consummation of the Offer without waiver of the Minimum Condition, the Company will amend the Warrant Agreement pursuant to the Warrant Amendment to allow the Company to redeem all Warrants not validly tendered or exchanged pursuant to the Offer at its option at any time for $0.405 in cash per Warrant. Following the effectiveness of the Warrant Amendment, the remaining Warrants not validly tendered pursuant to this Offer will be promptly redeemed and the Company will delist and deregister the Public Warrants in accordance with the NYSE and SEC rules.
Section 11.   Certain Legal Matters; Regulatory Approvals.
We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our exchange of the Warrants for the Exchange Shares or the Cash Consideration, as applicable, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Warrants pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for exchange of the Exchange Shares or payment of the Cash Consideration, as applicable, for Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.
Section 12.   Extension of the Offer; Termination; Amendment.
Extension of the Offer
We expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, as may be extended, and regardless of whether any of the events set forth in “The Offer — Section 5. Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for exchange of the Exchange Shares, and payment of the Cash Consideration, as applicable, for, any Warrants. We will effect any such extension by giving notice of such extension to the Depositary and making a public announcement of the extension.
Termination
We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject any Warrants not theretofore accepted for exchange, subject to applicable law, to postpone exchange upon the occurrence of any of the conditions specified in “The Offer — Section 5. Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay the exchange of Warrants which we have accepted is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the Exchange Consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.
Amendment
Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The Offer — Section 5. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend any of the terms of the Offer prior to the Expiration Date, as may be extended, for any reason. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be announced no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Warrant holders in a manner reasonably designed to inform Warrant holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(l), as well as Rules 13e-3(e)(2), 13e-3(f)(1) and 13e-3(f)(2) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the Exchange Consideration, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Warrant holders in the manner specified in this “Section 12. Extension of the Offer; Termination; Amendment,” the Offer will be extended until the expiration of such period for ten business days.
Section 13.   Fees and Expenses.
We have retained Innisfree M&A Incorporated to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Warrant holders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent, the Depositary and Oberon as described above) in connection with the Offer. Warrant holders holding Warrants through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if Warrant holders tender Warrants through the brokers, dealers and other nominee Warrant holders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of Oberon, the Information Agent or the Depositary for purposes of the Offer.
The following table sets forth the costs and expenses payable in connection with the Offer. All amounts are estimates except the SEC filing fee.

Amount
$
SEC filing fee	455.47
Printing fees and expenses	10,000
Information Agent and Depositary fees and expenses	35,000
Legal fees and expenses	510,000
Oberon fee	180,000
Accounting fees	13,000
Total	748,455.47
Section 14.   Miscellaneous.
We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Warrants, we will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with any such statute, the Offer will not be made to holders of Warrants in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by us.
No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Election and Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Company, the Depositary, or the Information Agent for the purpose of the Offer.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the filing requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549.
The rules of the SEC allow us to “incorporate by reference” information into this Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them herein by reference:
•
The description of the Ordinary Shares in the Company’s Registration Statement on Form F-1 filed with the SEC on May 31, 2019 under the Exchange Act;

•
Our Annual Report on Form 20-F for the year ended June 31, 2019 filed with the SEC on October 24, 2019;

•
Our Form F-3 filed with the SEC on March 31, 2020; and

•
Our Current Report on Form 6-K filed with the SEC on May 28, 2020.

Any statement contained in any document incorporated by reference into this Offer to Exchange shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Exchange or any subsequently filed document referenced above. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.
Holders can obtain any of the documents incorporated by reference in this Offer to Exchange from the Information Agent or from the SEC’s web site at the address described above. Documents incorporated by reference are available from the Information Agent without charge, excluding any exhibits to those documents. Holders can obtain documents incorporated by reference in this Offer to Exchange by requesting them in writing or by telephone from the Information Agent at the address set forth on the back cover of this Offer to Exchange. Any shareholder requesting information should be sure to include his or her complete name and address in the request.

If you would like additional copies of this Offer to Exchange or if you have questions about the Offer, you should contact us by telephone or in writing:
Bioceres Crop Solutions Corp.
Ocampo 210 bis, Predio CCT, Rosario
Province of Santa Fe, Argentina
Phone: + 54-341-4861122
E-mail: investorrelations@biocerescrops.com
Questions or requests for assistance may be addressed to the Information Agent at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Exchange, the Letter of Election and Transmittal and the other Offer documents may be directed to the Information Agent at its address and telephone number set forth below. Warrant holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Warrant holders may call toll-free at (877) 456-3402
Banks and brokers may call collect at (212) 750-5833
The Depositary for the Offer is:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: Corporate Actions Department
Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a combined statement on Schedules TO and 13E-3 which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth above with respect to information concerning the Company.